As filed with the Securities and Exchange Commission on November 18, 1999
                                                  Registration No. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                              WEBSTATION.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                             91-1988004
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation of Organization)                           Identification Number)

                                      7812
            (Primary Standard Industrial Classification Code Number)

                        8439 SUNSET BOULEVARD, SUITE 306
                        WEST HOLLYWOOD, CALIFORNIA 90069
                                 (323) 654-8001
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                               STEPHEN J. FISCHER
                                    PRESIDENT
                        8439 SUNSET BOULEVARD, SUITE 306
                        WEST HOLLYWOOD, CALIFORNIA 90069
                                 (323) 654-8001
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   ----------

                                   COPIES TO:
    SARA R. ZISKIN, ESQ.                             ___________________________
    PAUL E. BURNS, ESQ.                              ___________________________
 GALLAGHER & KENNEDY, P.A.                           ___________________________
  2600 N. Central Avenue                             ___________________________
Phoenix, Arizona 85004-3020                          (___)______________________
      (602) 530-8000
                                   ----------
     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                          Proposed maximum
Title of each of securities                   aggregate             Amount of
    to be registered                      offering price (1)    registration fee
--------------------------------------------------------------------------------
Common stock, par value $.0001(2)........     $36,000,000            $10,286
================================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) Includes 450,000 shares of common stock subject to the Underwriters' over-allotment option.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Prospectus (Not Complete)
Issued ____________, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. WEBSTATION.COM MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WEBSTATION.COM IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

                                3,000,000 SHARES

                                 [COMPANY LOGO]

                              WEBSTATION.COM, INC.

                                  COMMON STOCK

     Webstation.com, Inc. is offering 3,000,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. We estimate that the initial public offering price for our shares will be between $10.00 and $12.00.

     We will apply to have our common stock quoted on the Nasdaq National Market under the symbol "VIEW."

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                                            Per Share    Total
                                                            ---------    -----
Public Offering Price...................................   $           $
Discounts and Commissions to Underwriters ..............   $           $
Proceeds to Webstation.com, Inc.........................   $           $

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Webstation.com, Inc. has granted the underwriters the right to purchase up to an additional 450,000 shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within _______ days after the offering. First Financial Equity Corporation expects to deliver the shares of common stock to investors on _____________, 1999.


                       FIRST FINANCIAL EQUITY CORPORATION

                                   ----------

                  The date of this prospectus is _______, 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary..........................................................   1
Risk Factors................................................................   4
Forward-Looking Statements..................................................  15
Use of Proceeds.............................................................  16
Dividend Policy.............................................................  16
Capitalization..............................................................  17
Dilution....................................................................  18
Selected Financial Data.....................................................  19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................................  20
Business....................................................................  22
Management..................................................................  36
Certain Relationships and Transactions......................................  39
Principal Stockholders......................................................  41
Description of Capital Stock................................................  42
Shares Eligible for Future Sale.............................................  45
Underwriting................................................................  46
Legal Matters...............................................................  48
Experts.....................................................................  48
Where You Can Find Additional Information...................................  48
Index to Consolidated Financial Statements.................................. F-1

                                   ----------

The Webstation.com, Webstation, CeWebrity, Multimedia Direct Marketing Option, Inside-Ad, and Hyper-Ad names are our trademarks. This prospectus also includes trade names and trademarks of other companies.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS WILL NOT EXERCISE THEIR OVER-ALLOTMENT OPTION. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                              WEBSTATION.COM, INC.

Webstation.com, Inc. is a webcasting company that will provide users with a multifaceted, interactive entertainment experience on the Internet from its web site located at www.webstation.com. We will broadcast customized entertainment content that will cover all segments of the entertainment industry including television, film, music, sports, and fashion. In addition to producing our own programming not generally available on television, we will offer users the opportunity to:

     *    view entertainment news, gossip, and other features;

     * participate in chat rooms on entertainment related subjects with celebrities and others; and

     *    engage in electronic commerce.

Through a mix of conventional and unconventional entertainment content, we hope to become Generation X and Y's primary Internet/entertainment convergence portal, building brand loyalty that will translate into greater enthusiasm for our sponsors and our electronic commerce offerings.

We will endeavor to make our 13 to 35 year old market feel that they are part of the inside world of entertainment with a backstage pass to special events and special connections to established celebrities and up and coming artists. One of our founders, Soleil Moon Frye, is a well-known television and film star with numerous longstanding relationships in the entertainment industry. Many members of our target market will remember Ms. Frye as the star of the hit NBC television series PUNKY BREWSTER. We believe that we will derive significant benefits from Ms. Frye's extensive Hollywood experience and contacts.

The Internet and emerging computer and communications technology will enable us to produce original, customized programming for a predefined market segment at a fraction of the cost of television production. Central to our revenue model is the ability to create an unlimited number of entertainment communities of interest utilizing sponsor defined demographic criteria. This will enable sponsors to promote their products and services to a specifically tailored audience and get more bang for their advertising buck. Another equally important facet of our strategy, is our ability to facilitate electronic commerce transactions by relating product offerings to webcasted events. We believe that our convergence strategy reflects the convergence not only of entertainment and the Internet, but of entertainment and electronic commerce as well.

We will implement our convergence strategy by developing a user attribute database that will track and record user demographic information, entertainment preferences, and product purchases. Our user attribute database will help us facilitate creation of entertainment communities of interest for sponsors and electronic commerce opportunities. In addition, our user attribute database will enable us to set up focus groups and marketing research opportunities, as well as to license the use of aggregate database information.

     We expect to generate revenue from four principal sources:

     *    sponsor and advertising fees,

     *    rent from an entertainment-themed cybermall,

     *    electronic commerce revenue, and

     *    fees for focus groups and user attribute database information.

Moreover, we will continue to seek out additional revenue sources, as well as pursue strategic relationships that may involve barter of necessary services in lieu of cash revenue.

                                  THE OFFERING

Common stock offered .........  3,000,000 Shares.


Common stock to be outstanding  9,000,000  Shares.  This amount does not include after this offering. .........  (1) up to 450,000  additional  shares  which the underwriters may purchase upon exercise of an over-allotment option, or (2) any shares that may be issued after the offering upon the exercise of stock options, as discussed below.

Summary of Risk Factors ......  An investment in our common stock involves a high degree of risk. We were formed in April
                                1999, have generated no revenue and have incurred losses since inception, and we anticipate that we will continue to incur net losses in future periods. In addition, we face a number of risks, including the need to complete development of our web site, the need to produce program content to be broadcast over our web site, the need to successfully establish a visitor and customer base, the need to develop relationships with companies that will provide a distribution and customer support infrastructure for our intended sale of goods from our web site, the unpredictability of operating results, the need to raise additional capital, the need to effectively manage our growth, the need to hire additional management and support personnel, and the need to establish an online community and market acceptance for our site-related products. You should carefully consider these risks and uncertainties as well as those other risks and uncertainties described in "Risk Factors" starting on page ____ of this prospectus before deciding whether to invest in shares of our common stock.

Use of Proceeds ..............  We intend to use the proceeds of this offering to complete development of our web site and our in house production facility; to develop online content and community features; to develop e-commerce partnerships, to offer entertainment related products on our network; to hire management and other personnel; to enhance our technology, software, and basic infrastructure; for marketing and promotional activities; for strategic relationships and acquisitions; and for working capital and general corporate purposes.

Listing ......................  We will apply for listing our common stock on the Nasdaq National Market under the symbol
                                "VIEW."

                                   OUR OFFICES

     We are a Delaware corporation with executive offices located at 8439 Sunset Boulevard, Suite 306, West Hollywood, California 90069. Our telephone number is
(323) 654-8001. All references to "we," "our," or "us" refer to Webstation.com, Inc. Our web site is located at http://www.webstation.com. Information contained on that web site and any of the web sites in our network does not constitute a part of this prospectus.

                             SUMMARY FINANCIAL DATA

     The following table sets forth our summary financial data. You should read this information in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                      PERIOD FROM APRIL 14, 1999
                                                            (INCEPTION) TO
                                                           OCTOBER 31, 1999
                                                      --------------------------
OPERATING DATA:
Revenue.......................................                $       --
Expenses......................................                   162,665
Net loss......................................                   162,665
Basic and diluted net loss per share..........                $     0.03
Basic and diluted weighted average
  shares outstanding (1)........................               5,698,004


                                                           October 31, 1999
                                                      --------------------------
                                                             (Unaudited)
                                                                    Pro Forma
                                                       Actual    As Adjusted (2)
                                                      ---------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents.....................        $   9,677
Working capital (deficit).....................         (176,533)
Total assets..................................          107,326
Long-term debt, net of current maturities.....               --
Total equity (deficit)........................         (111,665)

----------
(1) See Note 1 of notes to our financial statements for an explanation of the determination of the weighted average common and common equivalent shares used to compute net loss per share.

(2) Adjusted to give effect to the sale of 3,000,000 shares of common stock offered by this prospectus at the initial public offering price per share equal to the initial public offering price, less the underwriting discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS RELATED TO OUR BUSINESS AND OUR COMMON STOCK, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE PURCHASING ANY OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS MAY BE MATERIALLY ADVERSELY AFFECTED. IN SUCH A CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR OPERATIONS

WE ARE A DEVELOPMENT STAGE COMPANY, AND WE EXPECT TO ENCOUNTER RISKS AND DIFFICULTIES FACED BY DEVELOPMENT STAGE COMPANIES IN NEW AND EVOLVING MARKETS.

     We were incorporated in April 1999 and do not have a significant operating history. However, our web site is in development and the preliminary design of the basic look and feel of our site has been completed. We have not made any significant investment in personnel, hardware, plant, promotion, and advertising, or in the development, production, or acquisition of programming and other content. Our business and prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as webcasting and electronic commerce. These risks include our potential inability to:

     *    complete our web site and make appropriate upgrades to the web site;

     * develop, produce, and/or acquire programming and other content that appeals to our target audiences;

     *    attract and retain sponsors and advertisers;

     *    develop electronic commerce capabilities;

     *    respond to competitive developments; and

     *    attract, retain, and motivate qualified people.

     We cannot assure you that we will be successful in addressing these risks.

WE HAVE SUFFERED LOSSES TO DATE AND EXPECT CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

     We have generated no revenue and have incurred losses since inception. We expect to continue to operate at a loss for the foreseeable future as we fund operating and capital expenditures related to the following:

     *    continued development of our web site;

     * acquisition, maintenance, and upgrading of computers, peripherals, network infrastructure, and related hardware and software;

     * acquisition and/or use of audio visual production facilities and purchase or lease of production equipment;

     * development, production, and/or acquisition of programming and other content;

     * hiring of management, information technology, creative, production, public relations, talent, and sales/marketing personnel;

     *    marketing, and other promotional activities; and

     *    development of relationships with strategic business partners.

     Our ability to become profitable depends on whether we can generate and sustain substantial user interest necessary to generate revenue from sponsor and advertising fees, cybermall rent, electronic commerce, focus groups and user attribute database information while maintaining reasonable expense levels. We cannot assure you that we will become profitable or that our cash flow will become positive at any time in the foreseeable future, or at all.

WE ARE UNABLE TO ASSESS OUR FUTURE CAPITAL REQUIREMENTS. WE BELIEVE THAT IT IS LIKELY THAT WE WILL SPEND THE PROCEEDS OF THIS OFFERING BEFORE WE WILL HAVE SUFFICIENT REVENUE TO FUND OUR OPERATIONS. THEREFORE, WE WILL NEED TO RAISE ADDITIONAL CAPITAL.

     We require substantial working capital to fund our business. We expect to experience negative cash flow from operations for the foreseeable future. Because of the novelty of webcasting over the Internet and our lack of staff with webcasting production experience, we are unable to create a budget that reflects our operating costs and capital expenditures as set forth above. We cannot determine when the capital raised from this offering will be exhausted or the amount of capital we will require in the future. Furthermore, we cannot be certain that additional financing will be available to us on favorable terms when required, or that it will be available at all. If we raise additional funds through the issuance of equity, equity-related, or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our common stock and our shareholders may experience dilution.

QUALITY REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Our independent certified public accountants' report on our financial statements for the period ended October 31, 1999 states that the negative working capital and failure to attain profitable operations continued by October 31, 1999 raise substantial doubt about our ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO BE VOLATILE AND DIFFICULT TO PREDICT.

     We expect our quarterly operating results to fluctuate significantly as a result of a variety of factors, many of which are outside our control. These factors will include:

     * our ability to generate web traffic and encourage repeat usage of our site;

     * our ability to develop, produce, or acquire programming and other content for our web site;

     *    our ability to attract and retain advertisers and sponsors;

     * our ability to generate significant revenue from the sale of products and services, and our ability to encourage repeat purchases;

     * the timing, cost, and availability of advertising in traditional media and on other web sites and online services;

     *    the growth of the Internet as an advertising and commerce medium;

     * the seasonality of Internet usage, which generally decreases during summer months, and the likely increase in our revenue during the holiday season;

     * the amount and timing of operating costs and capital expenditures to adequately develop, maintain, and upgrade our web site and our systems;

     * the announcement or introduction by our competitors of new or enhanced web sites, services or products; and

     * consumer trends and popularity of specific types of entertainment and information services.

     Due to these factors, our quarterly revenue and operating results are difficult to forecast. We believe that period to period comparisons of our operating results will not be meaningful. In addition, it is possible that in one or more future quarters, our operating results will fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock would almost certainly be materially and adversely affected.

IF WE ARE UNABLE TO DEVELOP CUSTOMIZED ENTERTAINMENT CONTENT THAT IS APPEALING TO OUR TARGET AUDIENCE AND SPONSORS, OUR ABILITY TO GENERATE REVENUE WILL BE ADVERSELY AFFECTED.

     Our initial principal market consists of Generation X and Y users aged 13 to 35. Our future success depends on our ability to deliver customized entertainment programming and other content over the Internet that will attract targeted audiences within our principal market with demographic characteristics valuable to sponsors and advertisers. We believe that successful implementation of this strategy will help us build revenue from sponsors and advertisers. Because of the difficulty in gauging the tastes and preferences of our prospective targeted audiences, we may be unable to develop programming and other content that attracts audiences with demographic characteristics attractive to sponsors and advertisers. If we are unable to do so, our financial condition and results of operations would be adversely affected.

IF WE CANNOT BUILD STRONG BRAND LOYALTY, OUR BUSINESS MAY SUFFER.

     We desire to become Generation X and Y's primary Internet/entertainment convergence portal, building brand loyalty that will translate into greater enthusiasm of our sponsors and our electronic commerce offerings. We believe that we will build brand loyalty by offering a mix of unique, customized programming and more traditional entertainment related content. We cannot guarantee that we will succeed in building and maintaining brand loyalty. If we do not succeed, our business, results of operations, and financial condition will be adversely affected.

OUR BUSINESS STRATEGIES AND REVENUE MODELS ARE UNPROVEN AND HIGHLY SPECULATIVE.

     Our business strategy includes converging entertainment with the Internet as well as entertainment with electronic commerce. This business strategy is unproven. We cannot guaranty that this strategy will be commercially successful.

BECAUSE OF THE LIMITED HISTORY OF ELECTRONIC COMMERCE AND THE NOVELTY OF WEBCASTED PROGRAMMING, WE ARE UNABLE TO PREDICT THE VIABILITY OF OUR CONCEPT OF OFFERING WEBCASTED, EVENT RELATED PRODUCTS VIA ELECTRONIC COMMERCE.

     We intend to sell souvenirs and memorabilia that will memorialize our webcasted events. Currently we do not have any employees with retail or electronic commerce experience. We cannot guaranty that we will be able to identify and employ experienced individuals or that if we do identify and employ appropriate candidates that they will be successful in developing our retail and electronic commerce business. Given the limited history of electronic commerce and the novelty of webcasting, there is no historic data to use to predict the viability of offering webcasted event related products.

FAILURE OF OUR ENTERTAINMENT THEMED CYBERMALL TO BECOME A VIABLE ELECTRONIC COMMERCE MARKETPLACE WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     In addition to operating our own store in our cybermall, we intend to rent space to a wide variety of retailers. Failure of users to visit our cybermall, or to find products or services that they wish to purchase, will make it difficult to retain existing tenants and to attract new tenants. In addition, user dissatisfaction with our cybermall concept will likely result in loss of rental income from tenants and loss of revenue from sales at our store.

FAILURE TO DEVELOP OUR USER ATTRIBUTE DATABASE MAY ADVERSELY AFFECT OUR ABILITY TO ATTRACT SPONSORS AND ADVERTISERS AND WILL STOP US FROM OFFERING FOCUS GROUP AND MARKETING RESEARCH SERVICES.

     We expect our user attribute database to assist us in obtaining revenue from sponsors and advertisers looking to target audiences with specified attributes, and from entertainment companies, retailers, and market researchers who use focus groups and user demographic and preference information in their market research. Our ability to create our database depends on our ability to attract enough visitors to our web site who are willing to provide the information we request, our ability to identify and request pertinent information, and our ability to develop or acquire software to create, modify and query the database.

IF WE ARE UNABLE TO ATTRACT, TRAIN AND RETAIN HIGHLY QUALIFIED MANAGERIAL, MARKETING, CREATIVE, AND TECHNICAL PERSONNEL, OUR BUSINESS WILL SUFFER.

     We have not completed building our managerial, marketing, creative, and technical team. Currently we employ only eight full time employees. Our future success will depend on our ability to attract, train, retain, and motivate other highly skilled managerial, marketing, creative, and technical personnel. Competition for personnel is intense, especially for engineers, web designers, and advertising sales personnel, and we may be unable to successfully attract sufficiently qualified personnel. Furthermore, if we are successful in attracting qualified personnel, but we are unable to integrate these employees into our business, we will not be able to effectively manage our growth and may reduce the quality and quantity of our programs, products, and services.

WEBCASTING IS A NEW INDUSTRY AND MANAGEMENT PERSONNEL WITH SIGNIFICANT EXPERIENCE MAY NOT BE AVAILABLE.

     Our co-founder, Soleil Moon Frye, has over 18 years of Hollywood entertainment experience, including starring in the NBC TV hit program PUNKY BREWSTER, co-starring in numerous films, writing and directing a full length feature film, and most recently guest starring on NBC TV's FRIENDS, and being the featured celebrity on E! CELEBRITY PROFILE. Our Director of Programming, Maggie Wright, is experienced in network television, publishing, and radio. Her experience includes assisting SATURDAY NIGHT LIVE producer Lorne Michaels, working on LATE NIGHT WITH CONAN O'BRIEN, and, most recently, working in creative development with The Fred Silverman Company. However, no member of our management team has any significant webcasting production experience. We cannot guaranty that we will be able to attract personnel with appropriate experience or that our management team will be successful in developing, producing, or acquiring programming and other content that will appeal to any portion of our anticipated market of Generation X and Y users.

WE HAVE NOT YET BEGUN TO PURSUE RELATIONSHIPS WITH SPONSORS OR ADVERTISERS.

     We expect that sponsors and advertising fees will make up a substantial portion of our revenue. While we have engaged in some preliminary conceptual discussions with a limited number of potential sponsors, we believe that it is premature to actively pursue sponsors until initial development of our web site is complete and specific webcasted events are scheduled. Our initial efforts to obtain sponsors and advertisers will be focused on obtaining sponsors and advertisers for particular webcasted events in conjunction with our launch and promotional Spring Break 2000 tour. We cannot guaranty that we will be successful in attracting sponsors and advertisers at the rates we set, if at all. In addition, our arrangements with sponsors and advertisers may include a significant amount of fees paid in barter. Our business will suffer if we are unable to establish and maintain arrangements with sponsors and advertisers and if we are unable to generate sufficient agreements that provide for cash payments.

WE MAY BE UNABLE TO ACQUIRE OR MAINTAIN THE NECESSARY WEB DOMAIN NAMES.

     We currently hold the web domain name "www.webstation.com." Similar domain names held or acquired by third parties could create confusion that diverts traffic to other web sites, which could adversely affect our business. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Internet regulatory bodies may establish additional top-level domains, appoint new or additional domain registrars, or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon, or otherwise decrease the value of, our proprietary rights.

IF WE FAIL TO DEVELOP A RELIABLE WEB SITE, OUR OPERATIONS WILL BE ADVERSELY AFFECTED.

     Our ability to generate a large number of visitors to our web site is essential to our business strategy. Accordingly, the satisfactory performance, reliability, and availability of our web site, processing systems, and infrastructure will be critical to our reputation and our ability to attract and retain both a large audience for our entertainment content and advertisers to sponsor that programming. Any web site is vulnerable to interruption or damage from fire, earthquake, flood, power loss, telecommunications failure, break-ins, unauthorized access to our underlying systems, and other events beyond our control. Any system interruptions that result in a decline in the use of our web site or availability of our service could negatively impact the sales of our advertising, which we expect will constitute a substantial portion of our revenue. Interruptions of service also may diminish the attractiveness of our programming and services and inhibit electronic commerce opportunities.

     Significant increases in the volume of traffic on our network or in the number of our programs being visited by users will require us to make significant expansions and upgrades to our technology, processing systems, and infrastructure. In addition, we may add additional features and functionality to our services that would necessitate significant expansions and upgrades to our technology or infrastructure. We cannot guarantee that we will be able to project accurately the rate or timing of increases, if any, in the use or number of our services or that we will be able to expand and upgrade our systems and infrastructure to accommodate such increases or additions in a timely manner. Failure to take these or other actions may cause unanticipated system disruptions, slower response times, and impaired quality of the user's experience on our web site, any of which could have a material adverse effect on our business, results of operations, and financial condition.

     We also will be dependent upon third parties such as web browser producers, Internet service providers, streaming media providers and transmitters, telecommunications providers, computer software, hardware and network providers, and entertainment news and other content providers to enable our users to view content on our web site. Users may experience difficulties accessing or using our web site due to system failures or delays unrelated to our systems. These difficulties may negatively affect the audio and video quality of our content or result in intermittent interruption in our programming. Any such sustained failure or delay could reduce the attractiveness of our web site to users and advertisers and adversely affect our business, results of operations, and financial condition. Although we believe that we will be able to identify third parties that have sufficient network capacity to satisfy our needs at prices that we consider reasonable, we cannot guarantee that they will be able to provide us sufficient products or services or increased products or services if our need for products or services grows significantly, or that such products or services will be available at an acceptable price.

IF WE EXPERIENCE PROBLEMS WITH THIRD PARTY PROVIDERS OF ENTERTAINMENT RELATED GOODS, WE COULD LOSE VISITOR LOYALTY AND REVENUE.

     We may rely on third party e-commerce providers for completion of product sales, product shipments, and consumer satisfaction. We will be, therefore, subject to the risk that third-party providers may be unable to fulfill their obligations to our customers, including the risks associated with third-party employee strikes and failure of technology associated with these e-commerce providers. In addition, the failure of a third party e-commerce provider to deliver products to visitors of our web site in a timely manner would damage our reputation and name. Any of these occurrences could have a material and adverse effect on our financial condition and results of operations.

IF WE ARE UNABLE TO KEEP PACE WITH ADVANCES IN TECHNOLOGY, CONSUMERS MAY STOP USING OUR SERVICES AND REVENUE WILL DECREASE.

     The Internet, the entertainment industry, and the electronic commerce industry continue to encounter rapid technological change, changes in user requirements and preferences, new products and services embodying new technologies, and changes in new industry standards and practices. These factors could render our technology and systems obsolete. Our performance will depend in part on our ability to:

     *    continue to enhance our existing services, including our web site;

     * develop new technology that addresses the increasingly sophisticated needs of our users, sponsors and advertisers; and

     * license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

     We may not be successful in using new technologies effectively or adapting our network to user requirements or to emerging entertainment or electronic commerce industry standards. If we are unable to adapt to these developments, our business, financial condition, and results of operations would be materially and adversely affected.

     Although we believe the original nature of our content will draw users to our network initially, our long-term ability to maintain interest in our programming may depend on our ability to improve the audio and visual quality of our content. The clarity, smooth transmission and overall quality of our images and sounds are directly related to how quickly digital information can reach our users' computers. Therefore, our long-term success may depend on the increasing availability of high-speed Internet connection technologies at prices affordable to our users. Such technologies currently have limited availability nationally, and their cost is prohibitive for many Internet users. If high-speed connection services do not become more widely available to the public, or if such services are too costly for most of our target audience to afford, growth in the use of our services may fall short of expectations, and our results of operations may be materially and adversely affected.

THE ENTERTAINMENT, MUSIC, ADVERTISING, AND ELECTRONIC COMMERCE MARKETS ARE FIERCELY COMPETITIVE, WHICH COULD LIMIT OUR MARKET SHARE AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

WEBCASTING AND ENTERTAINMENT CONTENT

     Other companies that currently (or intend to) provide webcasted programming to, or otherwise target, Generation X and Y on the Internet can rightfully be called competitors. Some examples of these include Digital Entertainment Network, Inc., AtomFilms, CRAPtv, Honkworm.com, Moviehead.com, Pseudo.com, Shockwave.com, SlackerTV, Slywire.com, Sputnik7.com, Sync.com and Wildweb.com. Broadcast.com, Inc., recently acquired by Yahoo for in excess of $5 billion, probably has the greatest selection of multimedia content on the Internet. However, Broadcast.com historically has refrained from producing its own content. Rather, it provides the backend infrastructure to content producers to webcast their content over the Internet. Examples of their offerings include broadcast and cable television programming, live streaming audio from broadcast and Internet radio stations, and music industry related webcasts.

     In addition to our direct competition, we will encounter indirect competition. Examples include content providers that focus solely on the music industry, including MP3.com, Launch.com, and Viacom's MTV Online Network. In addition, portal companies, which started out as Internet search engines, such as Yahoo, Excite and Lycos continue to add services and content to their web sites. Impressive content and service offerings continue to expand at such bellwether Internet service providers as America Online and the Microsoft Network. Traditional entertainment companies such as Disney and Warner Brothers have entered the fray with concepts such as the Go Network and Entertaindom.

     At the outer reaches of indirect competition, television, radio, interactive games, sports, education, and hobbies all compete for a finite amount of Generation X and Y's discretionary time. Moreover, the potential impact of cable and telecommunication (wire and wireless) companies who can build large user communities by bundling Internet access with their existing services cannot be underestimated.

     We depend upon the unique nature of our business model to provide us with a competitive advantage. However, this business model is untested and may not compete effectively with existing methods of music promotion, development, and distribution.

SPONSORS AND ADVERTISERS

     We compete with traditional media, such as television, radio, and print, for a share of sponsors' and advertisers' total advertising budgets. Most of our competitors in the traditional media have larger and more established sales organizations than ours and have greater name recognition. In addition, many have more established relationships with advertisers and advertising agencies than we will have. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, and devote substantially more resources to attract users and advertisers than we can. In addition, several of these traditional media companies have formed alliances with other Internet companies, which may result in them favoring these other Internet companies' web sites.

     There is intense competition for the sale of advertising on high-traffic web sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, making it difficult to project the level of Internet advertising revenue that will be realized generally or by any specific company. In addition, the available inventory of advertising space on the Internet and elsewhere has recently increased substantially. Accordingly, we may face increased pricing pressure for the sale of advertisements. A reduction in our anticipated advertising revenue would have a material adverse effect on our business, results of operations, and financial condition.

ELECTRONIC COMMERCE

     The electronic commerce market is new, rapidly evolving, and very competitive. We expect competition to intensify in the future, as we will be competing with online retailers offering consumer goods to our target audience, such as iTurf, Alloy Online, and Digital Entertainment Network, Inc., as well as traditional retailers that have or plan to have online electronic commerce stores, such as The Gap and Wal-Mart. Increased competition is likely to result in price reductions and reduced gross margins, either of which could seriously harm the prospects for our electronic commerce operations. We expect to compete with other online retailers of youth-oriented goods, as well as traditional retailers, many of which have longer operating histories, larger customer bases and greater retail brand recognition than we have.

WE DEPEND ON THE  AVAILABILITY  OF  STREAMING  MEDIA  TECHNOLOGY  AT  AFFORDABLE
PRICES.

     We rely on online video player software products such as Microsoft's Media Player, Apple Computer's Quicktime and RealNetwork's RealPlayer to provide our users with the ability to view our programming. In order to receive video content over the Internet adequately, users generally must have multimedia personal computers with certain microprocessor requirements and videoplayer software. Users typically electronically download such software and install it on their computers. Such installation may require technical expertise that some users do not possess. In addition, older versions of certain web browsers may need to be reconfigured in order to receive streaming media from our network.

     We intend to distribute our streaming media content by licensed software and/or by outsourcing through third parties. Internet users can download electronically copies of Microsoft's Media Player, Apple Computer's Quicktime software and RealNetwork's RealPlayer (basic version) free of charge. If these or other providers of content-viewing software substantially increase license fees charged to us for the use of their products, refuse to license these products to us, or begin charging users for copies of their player software, such actions could have a material adverse effect on our business, results of operations, and financial condition.

MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS COULD IMPAIR OUR COMPETITIVE POSITION.

     We regard our content and certain of our technology as proprietary and rely primarily on a combination of trademark, copyright, and trade secret laws, and employee and third-party nondisclosure agreements to protect our proprietary rights. We cannot assure you that these steps will be adequate, that we will be able to secure trademark registrations for any or all of our marks in the United States or other countries, that employees and/or third parties will not breach non-disclosure agreements or infringe upon or misappropriate our copyrights, trademarks, service marks, and similar proprietary rights. In addition, effective copyright and trademark protection may be unavailable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our content. In the future, litigation may be necessary to enforce and protect our trade secrets, copyrights, trademarks, and other intellectual property rights. Any such litigation or threatened litigation could be costly and could result in a diversion of management's attention, which could have a material adverse effect on our business, operating results, and financial condition.

INTELLECTUAL PROPERTY CLAIMS AGAINST US COULD BE COSTLY AND COULD RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

     Other parties may assert intellectual property infringement or unfair competition claims against us. We cannot assure you that this coverage will be sufficient to cover all potential claims or that affordable coverage will be available in the future. We cannot predict whether third parties will assert such claims against us, or whether those claims will harm our business. If we are forced to defend against claims of intellectual property infringement or unfair competition, whether they are with or without merit or are determined in our favor, we may face costly litigation and diversion of management's attention. As a result of such disputes, we may have to develop non-infringing technology, develop new brands, trademarks, trade names, or trade dress, or enter into royalty or licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or may not be available at all. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology or content on a timely basis, it would harm our business, results of operations, and financial condition.

WE MAY BE SUBJECT TO LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH.

     As a publisher of online content, we will face potential liability for defamation, negligence, copyright, patent, or infringement, or other claims based on the nature and content of materials that we publish or distribute. Such claims have been successfully brought against online services in the past. If we face liability, our reputation and our business may suffer. In addition, we could be exposed to liability for the unauthorized duplication of content or unauthorized use of other parties' proprietary technology. We cannot be certain that we will be able to obtain insurance to cover claims of this type on reasonable terms or that it will be adequate to indemnify us for all liability that we may have. Any imposition of liability that is not covered by our insurance or is in excess of insurance coverage, including the cost of defending any claims, could have a material negative impact on our profitability and results of operations.

     Additionally, we intend to attempt to sell products and services for certain electronic commerce providers. Such arrangements may expose us to additional legal risks and uncertainties, including potential liability to consumers of such products and services. While we expect that many of such agreements will provide that we will be indemnified against such liabilities, we cannot guarantee that any such indemnification will be enforceable on a practical basis or will be adequate to fully compensate us for such liabilities.

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR ABILITY TO DELIVER OUR PROGRAMMING.

     There are issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. These issues relate to whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Because our equipment is new and to a great extent not yet purchased, we do not anticipate that we will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. If either we or our users, vendors, or advertisers encounter a year 2000 problem and the problem is unresolved after the date we begin significant operations, such a problem could have a material adverse effect on our business, results of operations, and financial condition. In addition, although most of our vendors have made assurances that their systems are year 2000 compliant, we cannot assure you that all of them will successfully avoid disruption in their businesses from a year 2000 problem. Any disruption of our vendors' services that remains unresolved after the date that we begin significant operations, could materially harm our business.

IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT ACCOUNTING AND FINANCIAL REPORTING SYSTEMS, OUR STOCK PRICE COULD DECLINE.

     We anticipate implementing financial and management information systems to accommodate new data. If we fail to successfully implement our new financial reporting and management information systems or if we are not able to expand these systems to accommodate our growth, we may not have adequate, accurate, or timely financial information. Our failure to have adequate, accurate or timely financial information could hinder our ability to manage our business and negatively impact our operating results. If we grow rapidly, we will face additional challenges in upgrading and maintaining our financial and reporting systems.

                     RISKS RELATED TO THE INTERNET INDUSTRY

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF USAGE OF THE INTERNET DOES NOT CONTINUE TO GROW AND IF "BROADBAND" DOES NOT CONTINUE TO BECOME MORE AFFORDABLE AND AVAILABLE.

     Our business will be adversely affected if usage of the Internet does not continue to grow, particularly usage by young people. A number of factors may inhibit usage of the Internet, including:

     *    inadequate network infrastructure;

     *    security concerns;

     *    inconsistent quality of service; and

     *    lack of availability of cost-effective, high-speed service.

     As high-speed digital delivery systems, commonly referred to as "broadband," become more affordable and available to consumers, such systems may not be able to support the demands placed on them by this growth and their performance and reliability may be impacted. In addition, web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, usage of our service could grow more slowly than anticipated or decline.

     The emergence of broadband technologies to transmit large amounts of data should facilitate more reliable and better quality distribution of our entertainment content and information services. However, we cannot assure you that broadband technologies will be widely available and used for the foreseeable future or that, if widely available, such technologies will lead to increased reliability of network infrastructure.

IF THE INTERNET DOES NOT GAIN WIDE ACCEPTANCE AS AN ADVERTISING MEDIUM, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Our future is highly dependent on increased use of the Internet as an advertising medium. We expect to derive a substantial portion of our revenue from sponsorships and advertising for the foreseeable future. The Internet advertising market is new and rapidly evolving, and, as a result, demand for and market acceptance of Internet advertising is uncertain. Potential sponsors and advertisers may find Internet advertising to be less effective for promoting their products and services than traditional advertising media.

     In addition, no standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers may not continue their current levels of Internet advertising and advertisers who are not currently advertising on the Internet may be reluctant to do so.

     Various pricing structures are used to sell advertising on the Internet. It is difficult to predict which, if any, will emerge as the industry standard, making it difficult to project our future advertising rates and revenue. Our sponsorships and advertising revenue could be materially adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, "filter" software programs are available that limit or prevent advertising from being delivered to an Internet user's computer. Widespread adoption of this software could adversely affect the commercial viability of Internet, and our advertising.

     We cannot assure you that the market for Internet advertising will continue to emerge or be sustainable. If the market for Internet advertising fails to develop or develops more slowly than we expect, our business, results of operations, and financial condition would be materially and adversely affected.

OUR LONG-TERM ABILITY TO ESTABLISH AND EXPAND OUR REVENUE BASE DEPENDS IN PART UPON THE GROWTH OF THE ELECTRONIC COMMERCE MARKET.

     Part of our strategy is to offer users the chance to purchase goods and services on our web site that tie in with our programming. If electronic commerce does not grow, or grows more slowly than expected, we may not succeed in establishing and expanding our revenue base to include significant electronic commerce revenue. As a result, our long-term success depends in part on widespread market acceptance of electronic commerce. A number of factors could prevent such acceptance, including the following:

     * electronic commerce is at an early stage, and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

     * adverse publicity and concern about the security of electronic commerce transactions could discourage its acceptance and growth; and

     * increased government regulation or taxation may adversely affect the viability of electronic commerce.

INTERNET CONTENT AND COMMERCE HAVE YET TO ATTRACT SIGNIFICANT REGULATION. PROPOSALS FOR NEW GOVERNMENT REGULATION, IF IMPLEMENTED, MAY RESULT IN
ADMINISTRATIVE MONETARY FINES, PENALTIES, TAXES, OR LICENSING FEES THAT MAY REDUCE OUR FUTURE EARNINGS.

     We are not currently subject to direct regulation by any governmental agency, other than regulations applicable to businesses generally and laws and regulations directly applicable to access to, or commerce on, the Internet. However, a number of legislative and regulatory proposals under consideration by federal, state, local, and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities, and jurisdiction. Additionally, it is uncertain how existing laws governing issues such as property ownership, copyright, trade secret, libel, and personal privacy will be applied to the Internet. Further, given the global nature of the Internet, it is uncertain whether foreign governmental agencies will attempt to claim jurisdiction over our activities and impose regulation upon us. The adoption of new laws or the broader application of existing laws may expose us to significant liabilities and decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business, or otherwise have a material adverse effect on our business, results of operations and financial condition. See "Business -- Government Regulation and Law."

CONCERNS REGARDING SECURITY OF TRANSACTIONS AND TRANSMISSION OF CONFIDENTIAL INFORMATION OVER THE INTERNET MAY NEGATIVELY IMPACT OUR PLANNED ELECTRONIC COMMERCE BUSINESS.

     We intend to offer products and services for sale on our web site. Possible inadequacies in the security of transmission of confidential information over public networks are seen by many as a significant barrier to such online commerce. In the future, a number of our users may authorize us to bill their credit card accounts directly for all transaction fees charged by us. We expect to rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information, including customer credit card numbers. We cannot guarantee that advances in computer capabilities, new discoveries in encryption technologies, or other events or developments will prevent a compromise or breach of the technology we will use to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and, therefore, on our business, results of operations and financial condition. Concerns over the security of transactions conducted on the Internet and other online services and the privacy of users may also inhibit the growth of the Internet and other online services, especially as a means of conducting commercial transactions.

     Furthermore, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We intend to employ network security services, firewalls and intrusion detection services to deter outside parties from gaining access to our systems. However, we may need to expend further capital and other resources to protect against such breaches of our security. To the extent that our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability.

            RISKS RELATED TO THIS OFFERING AND THE SECURITIES MARKETS

OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING AND MAY ALLOCATE PROCEEDS TO USES THAT COULD MATERIALLY ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

     We estimate that net proceeds from the sale of the shares of common stock offered by us in this offering at an assumed initial public offering price of $________ per share will be approximately $___________ after deducting the underwriting discount and estimated offering expenses of approximately $ _____ million. The primary purposes of this offering are to obtain capital, create a public market for our common stock, and facilitate future access to public markets. The proceeds of this offering will be used to complete development of our web site, the development of our network and network infrastructure (including the development of e-commerce capabilities), the production of original programming and content, hiring additional management and staff, advertising and marketing programs designed to increase awareness of our name, and other general corporate purposes. We have not yet determined the actual expected expenditures and cannot estimate the amounts we will need for each specified purpose. The actual amounts and timing of these expenditures will vary significantly based on a number of factors, including the amount of cash generated by our operations and the market response to the introduction of our web site. Accordingly, our management will retain broad discretion over the allocation of the proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on our business, results of operations, and financial condition. See "Use of Proceeds."

     Of our shares of common stock, 6,000,000 are restricted from immediate resale, but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly.

     Sales of a substantial number of shares of our common stock in the public market after this offering could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Given the volatility that will likely exist for our shares, such sales could cause the market price of our common stock to decline.

     Upon completion of this offering, we will have 9,000,000 outstanding shares of stock, and we will have reserved an additional 198,700 shares of common stock for issuance pursuant to stock options outstanding as of November 15, 1999. All of the shares of common stock to be sold in this offering will be freely tradable without restriction on further registration under the federal securities laws unless purchased by one of our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. The remaining shares of outstanding common stock, representing 66.7% of our outstanding common stock upon completion of this offering, will be "restricted securities" under the Securities Act subject to restrictions on the timing, manner and volume of sales of such shares.

     Our directors, executive officers, and shareholders that own 5% or more of our outstanding common stock on a fully-diluted basis have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior written consent of our underwriter for a period of 180 days after the date of this prospectus.

     We cannot predict whether future sales of our common stock, or the availability of a large number of shares of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

NO PUBLIC MARKET FOR OUR COMMON STOCK CURRENTLY EXISTS.

     Prior to this offering, there has been no public market for our common stock. We cannot be certain that an active trading market for our common stock will develop or be sustained following this offering. Further, we cannot be certain that the market price of our common stock will not decline below the initial public offering price. The initial public offering price was determined by negotiation among us and the underwriters based upon several factors and may not be indicative of future market prices for our common stock.

OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL STOCKHOLDERS.

     The market price for our common stock is likely to be highly volatile and subject to wide fluctuation in response to factors including the following, some of which are beyond our control:

     *    actual or anticipated variations in our quarterly operating results;

     * announcements of technological innovations or new services by us or our competitors;

     *    changes in financial estimates by securities analysts;

     *    conditions  or  trends  in  the  Internet   and/or   online   commerce
          industries;

     * changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies;

     * announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

     *    additions or departures of our key personnel;

     * release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

     *    potential litigation.

     In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock.

IF OUR STOCK PRICE IS VOLATILE, WE COULD FACE A SECURITIES CLASS ACTION LAWSUIT.

     In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial cost and a diversion of management's attention and resources and could cause our stock price to fall.

EXECUTIVE OFFICERS, DIRECTORS AND ENTITIES AFFILIATED WITH THEM WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER OUR COMPANY AFTER THE OFFERING WHICH COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL FAVORED BY OUR OTHER STOCKHOLDERS.

     Upon completion of this offering, Stephen Fischer, our Chairman of the Board, President, and Chief Financial Officer, and Soleil Moon Frye, our Senior Vice President, Secretary and Director, will own approximately 63.4% of our outstanding shares of common stock. See "Principal Stockholders." Accordingly, Mr. Fischer and Ms. Frye may be able to control our company through their ability to determine the outcome of elections of directors and the results of other matters submitted to any vote of stockholders. This concentration of ownership may have the effect of preventing a change in control of our company or limiting the price that some investors may be willing to pay for shares of our common stock.

CERTAIN ANTI-TAKEOVER PROVISIONS COULD PRECLUDE AN ACQUISITION OR LIMIT THE PRICE THIRD PARTIES ARE WILLING TO PAY FOR OUR STOCK.

     Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders, and may also limit the price third parties are willing to pay for our stock. See "Description of Capital Stock."

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS.

     We have never paid any cash or other dividends on our common stock. For the foreseeable future, we intend to retain future earnings, if any, to finance our business operations and do not anticipate paying any cash dividends with respect to the common stock. See "Dividend Policy."

INVESTORS WILL SUFFER IMMEDIATE DILUTION.

     The initial public offering price per share is substantially higher than our net tangible book value per share. Accordingly, if you invest in our common stock, you will suffer immediate and substantial dilution of approximately $_____ in the book value per share of the common stock from the assumed offering price of $_____ per share. Any exercises of options to purchase common stock will further dilute existing stockholders. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that address, among other things, development of our web site and network infrastructure, development and production of content, programming and marketing strategy, development of relationships with entertainment celebrities, development of relationships with sponsors and advertisers, use of proceeds of this offering, market acceptance of the Internet as an entertainment, advertising, and commercial medium, sales of goods and services via electronic commerce and ability to develop name recognition. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in this prospectus generally. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by the forward-looking statements. Factors that could cause actual results to differ materially include the risks discussed in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

     Assuming an initial offering price of $_____ per share, we estimate that we will receive net proceeds of $_______ million ($ _______ million if the underwriters' over-allotment option is exercised in full) from the sale of the ______ shares of common stock that we intend to sell in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The proceeds of this offering will be used as follows:

     Production costs............................   $12,520,000                %
     Salaries....................................     5,220,000
     Computer hardware and software..............     5,100,000
     Marketing...................................     2,655,000
     Equipment...................................       710,000
     Working capital(1)..........................
                                                    -----------      ----------
                                                    $                          %
                                                    ===========      ==========

----------
(1)  Includes approximately $325,000 of debt to be repaid to a related party.

     The actual amounts and timing of these expenditures will vary significantly based on a number of factors, including the amount of cash generated by our operations and the market response to the introduction of our web site. Accordingly, our management will retain broad discretion over the allocation of the proceeds of this offering.

     We also may use a portion of the proceeds of this offering for possible acquisitions of or investments in businesses and the introduction of products or technologies that expand, complement, or are otherwise related to our current or planned services. We have no current plans, agreements or commitments with respect to any such transaction, and we are not currently engaged in any negotiations with respect to any such transaction.

     Pending such uses, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities and U.S. government obligations such as treasury bills.

                                 DIVIDEND POLICY

     We have never paid any cash dividends on our common stock. We currently plan to retain all of our future earnings, if any, for use in our business, and therefore we do not expect to pay any cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of October 31, 1999, and our capitalization as adjusted to reflect the sale of the 3,000,000 shares of common stock in this offering (assuming an offering price of $______ per share) and the application of the estimated net proceeds from this offering, after deducting estimated underwriting discounts and offering expenses. You should read the information set forth below together with our financial statements and the notes to these statements appearing elsewhere in this prospectus.

                                                             October 31, 1999
                                                          ----------------------
                                                           Actual    As Adjusted
                                                           ------    -----------
Related party debt ....................................   $ 176,822   $
                                                          ---------   ---------
Stockholders' equity (deficit)
 Common stock $.0001 par value, 50,000,000 shares
   of common stock and 10,000,000 shares of preferred
   stock authorized, 6,000,000 shares of common stock
   and no shares of preferred stock issued and
   outstanding actual; 9,000,000 shares of common
   stock and no shares of preferred stock issued and
   outstanding as adjusted ...........................          570
 Additional paid-in capital ..........................       50,430
 Accumulated deficit .................................     (162,665)
                                                          ---------
     Total stockholders' equity (deficit) ............     (111,665)
                                                          ---------   ---------
       Total capitalization ..........................    $  65,157   $
                                                          =========   =========

     The number of shares of issued and outstanding common stock described above excludes an aggregate of 198,750 additional shares issuable upon exercise of outstanding stock options under our 1999 Incentive Stock Plan as well as an additional 801,250 shares reserved for future grants under our 1999 Incentive Stock Plan. See "Management - 1999 Incentive Stock Plan." The pro forma adjustments described above assume no exercise of the underwriters' over-allotment option. If the underwriters exercise their over-allotment option in full, we will have 9,450,000 shares of common stock issued and outstanding, total stockholders' equity of $__________, and total capitalization of $____________.

                                    DILUTION

     Our net tangible book value as of October 31, 1999 was approximately $(111,665), or $(0.02) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of common stock outstanding as of October 31, 1999. Our pro forma net tangible book value as of October 31, 1999, after giving effect to the issuance and sale of the 3,000,000 shares of common stock in this offering and after deducting underwriting discounts and commissions and estimated offering expenses, would have been $______ million, or $________ per share. This represents an immediate increase in pro forma net tangible book value of $________ per share to the existing stockholders and an immediate dilution of $_______ per share to new investors. The following table illustrates this per-share dilution:

     Initial public offering price per share ............                $
                                                                         ------
       Net tangible book value per share before
        this offering $(0.02) Increase in pro forma
        net tangible book value per share
        attributable to new investors ...................    $
                                                              ------
     Pro forma net tangible book value per share after
       this offering ....................................                $
                                                                         ------
     Dilution per share to new investors ................                $
                                                                         ======

         The following table summarizes, on a pro forma basis, as of October 31, 1999, the number of shares of common stock purchased in this offering, and the aggregate cash consideration paid and average price per share paid by the existing stockholders and by new investors purchasing shares of common stock in this offering:

                           Shares Purchased   Total Consideration
                          ------------------  -------------------  Average Price
                           Number    Percent    Amount   Percent     Per Share
                           ------    -------    ------   -------     ---------
Existing stockholders...  5,698,004        %   $ 51,000        %     $  0.009
New investors ..........
                          ---------  ------    --------  ------
     Total .............                100%   $            100%
                          =========  ======    ========  ======

     The foregoing discussion and tables assume no exercise of any stock options. As of November 15, 1999, there were options outstanding to purchase a total of 198,750 shares of common stock at a weighted average exercise price of $0.015 per share. To the extent that these options are exercised, there will be further dilution to new investors.

                             SELECTED FINANCIAL DATA

     The statement of operations data for the period from April 14, 1999 (inception) to October 31, 1999 and the balance sheet data as of October 31, 1999 are derived from our financial statements which have been audited by Toback CPAs, P.C., independent accountants, and are included elsewhere in this prospectus.

     You should read the following selected financial data in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

     The weighted average shares do not include any common stock equivalents because such inclusion would have been anti-dilutive. See the financial statements and related notes appearing elsewhere in this prospectus for the determination of shares used in computing basic and diluted net loss per share.

                                                      PERIOD FROM APRIL 14, 1999
                                                            (INCEPTION) TO
                                                           OCTOBER 31, 1999
                                                           ----------------
     OPERATING DATA:
     Revenue............................................       $       --

     Network operations.................................           52,275
     General and administrative.........................          110,390
                                                               ----------
     Total operating
       expenses.........................................          162,665
                                                               ----------
     Net loss...........................................       $ (162,665)
                                                               ==========

     Net loss per share:
       Basic and diluted................................       $    (0.03)
       Weighted average
          shares (1)....................................        5,698,004


                                                            OCTOBER 31, 1999
                                                            ----------------
     BALANCE SHEET DATA:
     Cash and cash Equivalents..........................       $    9,677
     Working capital (deficit)..........................         (176,533)
     Total assets.......................................          107,326
     Total shareholders'
       equity (deficit).................................         (111,665)

----------
(1) See Note 1 of notes to financial statements for an explanation of the determination of the weighted average common and common equivalent shares used to compute net income per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our financial statements including the related notes, which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

RESULTS OF OPERATIONS

     We formed Webstation.com, Inc. in April, 1999 and have not yet commenced significant operations. We anticipate commencing the operation of our web site in the first quarter of 2000. We have experienced losses since inception and anticipate that we will continue to have a negative cash flow from our operations for at least 12 to 24 months.

     We expect that our primary costs will be for the production or acquisition of programming and other content, broadcasting fees, and advertising and promotion, as well as for capital expenditures, including hardware and software.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have experienced a working capital deficiency due mainly to start up costs and investment in development. We have incurred losses since inception and have sold common stock and debt to finance our operations. As of November 15, 1999, Soleil Moon Frye and Titan Capital Partners, L.L.C. an affiliate of Stephen Fischer, have invested debt and equity of approximately $376,000 in Webstation.com, Inc. to meet our expenses. Due to our continuing development, we expect to require additional capital in the foreseeable future. We believe that the proceeds from this offering will provide us with sufficient funds to continue our development of our web site and to begin operations.

FUTURE CAPITAL REQUIREMENTS

     We are unable to predict when the proceeds will be exhausted and how much additional capital will be required to reach positive cash flow, or if we will be able to reach positive cash flow. Furthermore, to the extent we produce revenue in the future, we anticipate significant increases in our working capital requirements to finance accounts receivable, unbilled receivables and other assets. While we also anticipate increases in accounts payable and other liabilities, we do not expect the increases in accounts payable and other liabilities will offset the increases in accounts receivable, unbilled receivables and other assets.

     We will also likely need to raise additional capital to fully execute our business plan. If additional funds are raised through the sale of equity or convertible debt securities, your percentage ownership will be reduced, you may experience additional dilution, and these securities may have rights, preferences or privileges senior to yours. There can be no assurance that additional financing will be available or if so, will be available on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures could be significantly limited. Our business may be harmed by these limitations.

INTEREST RATE RISK

     We will be exposed to changes in interest rates primarily from our intended investment of cash in excess of operating requirements in certificates of deposit and other investment grade, interest producing investments. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes.

YEAR 2000 READINESS DISCLOSURE

     Many existing computer programs cannot distinguish between a year beginning with "20" and a year beginning with "19" because they use only the last two digits to refer to a year. For example, these programs cannot tell the difference between the year 2000 and the year 1900. As a result, these programs may malfunction or fail completely.

     Since our business and, consequently, our hardware, telecommunication and software systems are or will be new, we believe most of these systems are already or will be year 2000 compliant. In addition, we do not expect to commence significant operations until after January 1, 2000. Therefore, we do not expect internal year 2000 problems to materially affect us. Nevertheless, because our business relies heavily on the Internet and on computer and telecommunication systems, including those of our suppliers, customers and other third parties, the year 2000 problem could seriously harm us.

THIRD-PARTY COMPLIANCE

     Our material third party business relationships will include:

     *    customers who place orders for products using the Internet;

     *    our Internet service providers;

     * vendors and suppliers who provide entertainment and news content, goods, and services; and

     *    advertisers on our web site.

     We are unable to predict, and have not attempted to assess, the year 2000 readiness of our potential customers or the systems they use to interact with us. Since we will take all of our product orders and offer most of our entertainment content over the Internet, our operations would be harmed if a significant number of our customers were unable to use the Internet to view our entertainment content and place orders due to year 2000 problems.

     Year 2000 disruptions in the systems or equipment used by our suppliers, if uncorrected by the time we start our operations, could result in our customers being unable to obtain our products in a timely manner.

                                    BUSINESS

OVERVIEW

     We are a webcasting company that will broadcast customized, interactive entertainment content over the Internet from our web site located at www.webstation.com. The formal launch of our web site is scheduled for the first quarter of 2000. Our entertainment content will cover all segments of the entertainment industry including television, film, music, sports, and fashion. We will produce our own multimedia programming with a focus on content not generally available to network and cable television viewers. Additionally, we will offer users the opportunity to:

     *    view entertainment news, gossip, and other features;

     * participate in chat rooms on entertainment related subjects with celebrities and others: and

     *    engage in electronic commerce.

     We believe that a strong correlation exists between a user's perception of entertainment quality and his or her receptiveness to advertising. Rather than airing programming that appeals to mass audiences as does television, we seek to webcast programming designed for targeted audiences who are fiercely loyal to their entertainment interests, and who will translate that loyalty to us and our sponsors.

     One of our founders, Soleil Moon Frye, is an internationally known television and film star with numerous longstanding relationships in the entertainment industry. We intend to expand the scope of our entertainment contacts and influence by seeking to enter into strategic relationships with several popular and influential celebrities and entertainment industry insiders.

     Our principal target user market consists of Generation X and Y teens and young adults aged 13 to 35. Specifically, we seek to build brand identity and loyalty within this market by satisfying our users' desire for interactive entertainment experiences that cannot conveniently be found in traditional entertainment media. We intend to distinguish ourselves from other webcasting companies by providing our users with opportunities to connect with celebrities, established musical acts, and emerging talent through unique and creative interactive programming formats. With the help of input from our users, from focus groups and e-mail, we will identify and produce programs designed for specific entertainment communities of interest with a view toward maximizing the quality of their entertainment experience. Our creation and maintenance of these entertainment communities of interest will provide prospective sponsors with the ability to reach their preferred demographic population directly and cost effectively. We believe this will maximize the impact of our sponsors' advertising dollars.

DEVELOPMENT OF THE INTERNET

     The Internet, specifically the World Wide Web, has become increasingly important in all aspects of our economy and culture, domestically and internationally. According to International Data Corporation, in 1998 there were
62.8 million Internet users in the United States and 142 million users worldwide. That organization estimates that the coming four years will see an increase in Internet usage to 177 million Internet users in the United States and 502 million users worldwide.

     From the first days of the World Wide Web's commercial use in the early 1990's, Internet content has evolved from being text dominated with limited graphics to a multimedia collage of audio, animation, and live action video. Current technology allows users to see and hear multimedia programming on standard web browsers such as Netscape and Microsoft Internet Explorer through standard modems connected to the Internet by dial-up accounts with standard Internet service providers. This multimedia capability is delivered by streaming media products such as RealNetwork's RealPlayer, Apple Computer's Quicktime, and Microsoft's Media Player.

     Streaming media software enables a webcaster to broadcast live and pre-recorded events in real time. Streaming media software works very much like a bucket of water with a small hole in the bottom. The software keeps the bucket half full so that a steady stream of digital data continues to flow through the small hole, even if the supply is temporarily interrupted. This occasionally occurs when data streams travel over the Internet in real time. Other formats, such as MPEG (adopted by the Motion Picture Experts Group), may be used to distribute pre-recorded audio and video by enabling the user to download the data into a file stored on the user's computer and to subsequently play it.

     The principal advantage of streaming media, in addition to its ability to deliver live broadcasts, is that the user waits only a matter of seconds for the program to begin. The principal disadvantage is that video quality is often significantly lower than downloadable formats such as MPEG. In addition, for users with slower modem connections, such as those below 56 kilobits per second or kps, the data stream is occasionally disturbed by net congestion, i.e. temporary transmission delays and interruptions. Net congestion causes the audio and video to freeze while the user waits for the bucket of data to fill up enough to allow the data to begin streaming through the bottom hole again. While MPEG-type formats do not suffer from such interruptions when the program is played back, users are forced to endure long waits for the data to initially download to the user's computer. Although the file needs to be downloaded only once, the multimedia data is stored on the user's computer. Therefore, multiple downloads can use up substantial user memory resources.

     Another format adapted by the Motion Picture Experts Group, known as MP3, employs a compression algorithm which decreases the downloaded file space by a ratio of approximately 10 to 1. Thus, an MP3 file can be downloaded approximately ten times faster than an MPEG file. Presently, the MP3 format is limited to audio. Its popularity as an alternative music distribution method continues to grow.

     Regardless of which multimedia delivery format is used, users benefit from using the fastest available connection to the Internet. Currently, many users utilize dial-up telephone connections that carry digital data from as low as
14.4 kps to 28.8 kps. At these connection speeds, MPEG type format downloads are slow and streaming media picture quality tends to be far below television quality with periodic stream interruptions. If this technology remained static, user acceptance of our programming will be limited.

     Fortunately, telecommunications and cable TV companies are working diligently to make broader bandwidth connections, i.e. broadband, available to more and more users. Broadband enables users to access the Internet at much faster speeds, enabling more bits of data to be transmitted in a given time frame. As connection speeds increase, streaming media picture quality improves and suffers from fewer and fewer interruptions. Moreover, downloadable media formats become more convenient because download time decreases substantially.

     Examples of faster connections to the Internet include Digital Subscriber Line connections, cable TV line connections, and connections used primarily by businesses with large data transfer needs such as T1 and T3. Kinetic Strategies reports that cable TV line connections are now available to 32 million North American households, or one-third of all cable subscribers. Kinetic Strategies expects this figure to increase to half of all cable TV subscribers in the next six to 12 months. In addition, we expect other types of broadband connections to be more readily available to a greater number of users in coming months.

     As with television, the principal revenue sources supporting free content on the Internet are sponsors and advertisers. Forrester Research estimates that the amount of advertising dollars spent in the United States on the Internet will reach $2.3 billion in 1999 and $22 billion in 2004. Moreover, a 1999 study by Wired Digital and Millward Brown Interactive found that rich-media Internet advertising increased brand perceptions by 31%, boosted intent to purchase by 25% and increased user response, as measured by click-through rates, by 340% when compared to traditional banner advertising.

     In addition to advertising revenue, electronic commerce represents a fast growing revenue source for Internet companies. Forrester Research estimates that North American online retail spending will increase from $8.0 billion in 1998 to $115.8 billion by 2003. International Data Corporation projects worldwide electronic commerce revenue to reach $1.3 trillion by 2003.

THE OPPORTUNITY FOR WEBSTATION

     The current stage of development of the Internet presents us with a unique opportunity. In the past, technological limitations in media delivery formats and available connection speeds prevented the growth of multimedia experiences on the Internet. However, these technological limitations have given web site developers and users alike time to become familiar with the Internet, to develop an Internet culture, and to experiment with interactivity, the Internet's killer application.

DESCRIPTION OF THE MARKET

     Our principal target market ranges from age 13 to 35. Generation Y, a demographic group that includes approximately 77 million people in the United States between the ages of five and 24, has approximately 41 million people who are between the ages of 14 and 24. Generation X, the demographic group immediately preceding Generation Y, is made up of approximately 40 million people in the United States between the ages of 25 and 35. Many Generation X Internet users have grown up with personal computers at home and in school. They have embraced interactivity through their experiences with interactive video games and educational software. Generation Y Internet users have come to depend even more heavily on interactivity, as many of them have learned to use computers and become regular Internet users before they have completed elementary school. Thus, most of our principal market, those aged 13 to 35, with particular emphasis on Generation Y users aged 13 to 24, have integrated computers, interactivity, and the Internet into their daily lives.

     Compared to the time it took for previous generations to embrace radio or television, the Internet has gained widespread acceptance among members of this market with extraordinary speed. Accordingly, this market appears to be well trained and ripe for the convergence of entertainment and the Internet. Research appears to support these contentions, and extends them to future Generation Y members of our principal target market. Jupiter Communications estimates that 17 million people in the United States between the ages of five and 18 were online in 1998, and that this number will increase to 38.5 million by 2002. According to Roper Reports' Global Consumers 2000 Study, 41% of United States teenagers have access to the Internet. While Jupiter reports that 90% of United States college students have free high speed access to the Internet and spend an average of 22 hours per week online.

     Research also underscores the strong economic influence of Generation Y. Teen Research Unlimited reports that U.S. users aged 12 to 19 spent approximately $122 billion in 1997 and $141 billion in 1998. The growing influence of teenagers relative to electronic commerce has been confirmed by Jupiter Communications' research showing that 67% of teenagers using the Internet already have researched or bought products online and that by 2003, 95% of university age students will spend in excess of $4 billion per year online. With respect to projected e-commerce revenue, Jupiter estimates that in 2002, teenagers will spend $1.2 billion and college students will spend $3.9 billion.

ADVANTAGES OF THE INTERNET FOR ENTERTAINMENT

     We intend to exploit several advantages offered by the Internet as an entertainment distribution medium. These advantages include:

     * LOWER PRODUCTION AND TRANSMISSION COSTS ENABLE PROGRAMMING FOR TARGETED AUDIENCES. Currently, production and transmission costs on the Internet are substantially lower than those of television. Thus, webcasted programs need not be designed for a mass audience. Rather, programs may be customized for a smaller, pre-qualified, targeted audience that will be more likely to enjoy the programming. Therefore, the success rate of webcasted programs, as measured by the percentage of the targeted audience who rate the program as excellent or very good, is likely to be higher.

     * TARGETED AUDIENCES VIEWING CUSTOMIZED ENTERTAINMENT ARE MORE LIKELY TO RESPOND FAVORABLY TO SPONSORS. Internet technology will enable us to compile and analyze key data relating to our users' demographics and preferences. Therefore, rather than relying on costly market research and rating report analyses of questionable accuracy, our sponsors will be able to create a demographic profile for their ideal audience. We can then design a customized program to attract that audience, and implement a cost-effective direct marketing campaign to locate and inform individuals who meet the profile. Our sponsors will enjoy exposure to a tailor-made audience whose high level of program enjoyment will facilitate greater receptiveness to the sponsor's message.

     * TARGETED AUDIENCES ARE MORE LIKELY TO RESPOND FAVORABLY TO E-COMMERCE OFFERINGS RELATED TO PROGRAMMING CONTENT. The pre-qualified, targeted audience for a particular Webstation program is likely to possess more zeal for the program content. Whether they are staunch fans of an up and coming musical act, devotees of a particular celebrity, or fashion aficionados, they are more likely to make impulse purchases and buy products related to the program content at the time of viewing if an electronic commerce opportunity presents itself. Consequently, we will be able to simulate the concert venue phenomenon where devoted attendees cannot seem to leave the venue without buying tee shirts, hats, and other memorabilia by offering targeted users the opportunity to buy program-related products with the click of a mouse before, during, and after the webcast.

     In addition, we will own much of our programming and will archive it for future viewing at the convenience of our users. These advantages of Internet webcasting over mass audience TV broadcasting, combined with Generation X and Y's ripeness for Internet/entertainment convergence, is creating a unique opportunity for us. How we will exploit this opportunity is discussed below.

OUR PLAN OF OPERATION

     Currently our web site is in development. The preliminary design of the basic look and feel of our site has been completed. An example of the design can be viewed by pointing a web browser to www.webstation.com. Presently our site contains:

     *    a temporary home page, with some additional sample pages;

     *    free e-mail addresses for our users;

     *    a short "welcome" video informing users about our content; and

     * request for user input on future programming and feedback on existing content.

OUR PLAN FOR DEVELOPING CONTENT

     We intend to create an ever-changing mix of unique, exclusive programming with more traditional entertainment content so that users will look to us for all of their Internet entertainment. Most of our programming will feature various forms of interactivity, including the opportunity for users:

     *    to  communicate  with  celebrities  and  our   CeWebrities(TM),   i.e.
          personalities   who  will  host   webcasts  and   establish   ongoing,
          interactive relationships with our users;

     *    to participate in immediate user surveys;

     *    to submit programming ideas; and

     *    to take advantage of e-commerce opportunities.

     Some examples of anticipated programming and entertainment content include:

     * LIVE AND PRE-RECORDED SPECIAL EVENTS. Like music industry artist and repertoire personnel, we will be on the lookout for unique special events to webcast. Movie premieres, fashion shows, skateboard competitions, surfing events, concerts, and backstage parties are just a few examples of special events that we intend to webcast. We will also promote and produce special events, such as a planned Spring Break 2000 Tour which will coincide with the formal launch of our site and will cover events live from various college spring break venues such as Daytona Beach and Key West, Florida, Cancun, and South Padre Island, Texas. Through our coverage of unique special events, we will seek to offer our users unique entertainment experiences unavailable elsewhere. Most importantly, we want our users to feel like they are part of a hip celebrity scene with the ability to have access to people, events, and locations that have been traditionally unavailable on television. We will archive most live webcasts for later, on-demand viewing at the convenience of users.

     * WEBSTATION PRODUCED ORIGINAL PROGRAMS. We intend to produce unique entertainment related programs that will resemble television newsmagazines, variety shows, and talk shows, but will differ substantially in content. For example, we will produce an entertainment based webzine program hosted by Soleil Moon Frye and Steve Fischer, who will travel to various venues to bring unique content to our users. In addition, we will produce exclusive programs that will give users an opportunity to get to know their favorite TV and film celebrities in unique ways by viewing them doing such things as interviewing their favorite bands and engaging in their favorite hobbies. Also, we intend for our site to act as a small entertainment venue where up and coming musical acts and comedians will have an opportunity to perform and interact with their new found fans.

     * THIRD-PARTY PRODUCED PROGRAMS. We intend to webcast programming of interest to our users produced by third parties. Such programming may include independent films, short subjects, and foreign produced shows.

     * CHAT ROOMS AND MESSAGE BOARDS. We will have traditional chat rooms and message boards that will enable our users to communicate with their favorite celebrities, musical artists, each other, and our personnel. Chat rooms and message boards will integrate with user e-mail accounts. Audio communication may be added as future technology develops.

     *    ENTERTAINMENT  NEWS,  GOSSIP,   SCHEDULES,   AND  FEATURES.   We  will
          consolidate various categories of entertainment content that are presently available on the Internet in order to establish our brand as a one-stop entertainment shop. We will obtain entertainment related news and features from third party sources. TV listings, movie and TV show trailers, horoscopes, psychics, and concert schedules are just some of the features we will offer. As we retain additional personnel, we intend to supplement outsourced news and features with our own.

     * FREE ELECTRONIC MAIL ACCOUNTS, CUSTOMIZED HOME PAGES AND PERSONAL WEB PAGES. As an incentive to our users to make us their primary Internet entertainment portal and to foster a community setting, we intend to offer users free electronic mail accounts and customized home pages where they can choose their personal content preferences. Our users will also be able to create their own personal web pages where they will be able to display photos of, and information about, themselves.

     * CONTESTS AND USER REQUESTED PROGRAMMING. We intend to solicit user input and requests for specific programming content on an ongoing basis. Also, we intend to run contests on our site, and will often use contests to elicit input from our users. For example, we are presently running a contest for users on our temporary home page to offer users the opportunity to win a trip to Los Angeles if they come up with a name for a particular program that we decide to use.

     * HISPANIC CONTENT. We have commenced preliminary discussions with a producer of a weekly Spanish language television program to share content, to webcast Spanish speaking programming on our site, and broadcasting our programming on Latin American television. While there is no guaranty that these discussions will yield any results, we intend to continue to pursue these discussions and to seek out other entertainment opportunities of interest to prospective Hispanic viewers in the United States and in Latin America. We believe that Hispanic entertainment content on the Internet is sparse, and that the Hispanic-American and Latin American markets are underserved. Consequently, this market represents a substantial opportunity for us.

     We believe that our offering of customized entertainment, together with more traditional entertainment content, free electronic mail accounts, and other incentives, will build a loyal user base from which targeted entertainment communities of interest may be matched to sponsors seeking to reach a predefined demographic group. Moreover, we believe that pre-qualifying targeted audiences will facilitate greater user acceptance of electronic commerce offerings. Our electronic commerce strategy is discussed below.

OUR PLAN FOR BUILDING COMMUNITY

     We intend to establish ourselves as a dominant webcasting brand, both domestically and internationally, by creating a one-stop shop for entertainment. We will target our principal market of Generation X and Y users who will adopt us as their ultimate convergence portal to entertainment and the Internet at large. Much like MTV captured the hearts and minds of the MTV Generation, many of whom tune into that TV network continuously, we will strive to duplicate that accomplishment by using incentives to encourage users to choose our site as their default home page that comes up first upon their connection to the Internet. These incentives will include:

     * free electronic mail accounts, customized home pages, personal web pages, and chat rooms;

     * opportunities for users to have input into, and participate in the creation of, program content;

     *    contests; and

     * the development of our CeWebrities(TM), i.e. personalities who will host webcasts and establish ongoing, interactive relationships with our users.

OUR PLAN FOR DATABASE DEVELOPMENT

     We intend to develop and maintain a user attribute database that will contain demographic, personal interest, and entertainment preference information for all of our users. Our first time users will register by filling out a data entry form that will store the information in the database. On their subsequent visits to our site, the database will track their electronic commerce purchases, the webcasts and other page content they view, and their responses to surveys (if they choose not to be anonymous). Over time, we will learn more and more about our users' entertainment and e-commerce preferences, and this information will be stored in our database. When we plan a live or pre-recorded webcast event, we will be able to query the database to identify users with demographic attributes and personal preferences sought to be targeted by the sponsor. We will be able to send these pre-qualified users special invitations to "attend" the sponsored webcast, thus enabling the sponsor to deliver its message to a targeted audience that is likely to be most responsive to that message. Other uses for the database will be discussed below.

OUR PLAN FOR IMPLEMENTATION OF ELECTRONIC COMMERCE

     We believe that the convergence of the Internet and entertainment will bring with it the convergence of electronic commerce and entertainment. To take advantage of this opportunity, our electronic commerce strategy has three principal components:

     * WEBCASTED EVENT RELATED ELECTRONIC COMMERCE. We intend to offer webcasted event related products for sale before, during, and after our live and recorded webcasts of special events. We believe that special event webcasts will induce users to impulse buy souvenirs and memorabilia that memorialize the event, just as they do when they attend live concerts and sporting events. For example, we intend to sell tee shirts, hats, and other memorabilia with pictures of an up and coming band featured in a webcast of a backstage interview or a live concert. Other products offered may include apparel and jewelry worn by celebrities during an interview, MP3 music downloads for featured bands, and tickets to upcoming live concerts.

     * ENTERTAINMENT THEMED CYBERMALL. We intend to create an online, entertainment themed cybermall that will simulate a brick and mortar shopping mall. We will generate revenue from the leasing of space in the cybermall to retail tenants. The rent for the space will consist of a minimum base rental fee plus additional rent based upon a combination of banner advertising fees, click-through fees, and/or a percentage of gross revenue. Presently we are seeking tenants for the cybermall who will offer products that will include CDs, books, videos, and apparel. We also plan to offer celebrities the opportunity to "own" stores in the cybermall to sell their own line of products, and we will have the ability to develop and maintain these stores. We intend to be one of the cybermall's anchor tenants, offering branded and private label entertainment related goods and services. We intend to continuously scan our user attribute database to ascertain and satisfy our users' product preferences. We will solicit user input on product offerings via e-mail on an ongoing basis. We intend to utilize the existing distribution system of a strategic e-commerce partner to deliver our e-commerce products. Also, we intend to operate a cyber-auction house that will conduct online auctions of entertainment related items.

     * FOCUS GROUPS AND MARKETING RESEARCH. Our user attribute database will enable us to create focus groups for TV networks, movie studios, record companies, retailers, and market researchers to engage in online, real time, test marketing and/or surveys of users who possess desired demographic attributes, entertainment preferences, and purchase habits at a much lower cost than that of traditional methods. Additionally, we intend to license our database information to interested parties for marketing research, product development, and/or other proper purposes. We intend, where possible, to make such services available via electronic commerce.

OUR PLAN FOR DEVELOPMENT OF SPONSORSHIP AND ADVERTISING OFFERINGS

     Internet advertising fees have traditionally been based primarily upon the number of page views, also known as ad views or impressions. A page view generally refers to a display of the ad on the site at a given point in time. The ad remains visible on the web page upon which it is displayed until the user leaves the web page. Most Internet advertising fees are expressed in cost per thousand page views. Currently, there is a wide variation in pricing for Internet advertising depending upon the ad size, ad format, and where it is positioned on a web site. For example, one entertainment related web site charges as much as $50 per thousand page views for ads on certain of its web pages. Other web sites require payment for a certain minimum number of page views or provide a reduced rate for long term arrangements. Moreover, advertising fees are frequently changing as Internet and other advertising market conditions change.

     We anticipate that we will offer a wide range of sponsorship and advertising options. Some examples are as follows:

     * WEBSTATION'S MULTIMEDIA DIRECT MARKETING OPTION(TM): SPONSORSHIP OF CUSTOMIZED ENTERTAINMENT EVENTS DESIGNED TO ATTRACT SPONSOR-SPECIFIED USER DEMOGRAPHICS. This is premium sponsorship option in which a sponsor specifies its ideal user demographics, and we will produce a specific live or prerecorded webcasted event designed to attract those user demographics. Prospective viewers would receive e-mail and/or regular mail notifications of the event at the sponsor's option. The fee model for this service will likely consist of a base fee that will include a minimum number of page views, coupled with a charge for page views that exceed the minimum. The base fee will be determined through analysis of creative, development, and production costs, as well as fees charged by competitors who provide similar services, if any. Over time, as we accumulate information regarding the success rate of this type of advertising, fees may be adjusted upward as success rates increase. In effect, this premium sponsorship combines a multimedia presentation with effective direct marketing techniques.

     * SPONSORSHIPS OF WEBSTATION PROGRAMS AND EVENTS. We will offer exclusive sponsorships of webcasted programs and events developed and produced by us without sponsor-specified user demographics. Sponsorship fees will vary depending upon the nature of the program or event, the cost of production, whether the sponsorship is exclusive, and the frequency, length, and format of the desired advertising (e.g. static banners, animated or live action audio/visual commercials). We will also offer contests, special promotions, and discount coupons for the benefit of particular sponsors.

     * WEBSTATION INSIDE-AD(TM). We intend to develop a concept that we call Inside-Ad(TM), consisting of interactive ads that are stand alone, audio/visual, TV commercial like ads that play before, during, or after our programs. An Inside-Ad(TM)allows users to get more detailed product information and/or initiate a product purchase by clicking their mouse at a point within the audio/visual display. We may develop and produce the audio/visual commercial to be used for the Inside-Ad(TM)or use an existing sponsor commercial produced elsewhere. Sponsors who desire an Inside-Ad(TM)will be charged an Inside-Ad(TM)rate, which will be a premium over non-interactive audio/visual advertisements. If we produce the commercial, the sponsor will be charged development and production fees.

     * WEBSTATION HYPER-AD(TM). Our Hyper-Ad(TM) concept consists of advertisements that we envision will be intertwined into our program content. We desire to develop and/or acquire the right to use technology that will enable us to embed a sponsor's ad into a Webstation program. For example, if we webcast a celebrity interview, the user would be able to click her mouse on a particular piece of jewelry worn by the celebrity in order to get detailed product information and/or purchase the product. We will charge sponsors a premium fee for this type of advertising.

     * ENTERTAINMENT INDUSTRY DISPLAY AREAS. We anticipate creating areas on our site for studios, television networks, and record companies to display movie trailers, television show previews, and music samplings from new album releases. Entertainment sponsors will also be able to offer discount coupons and other promotions tied to these displays. We will receive a fee for this service, which will be based upon the number of users who watch and/or listen to particular entertainment samples.

     * TRADITIONAL BANNER ADVERTISING. We will offer non-program specific advertising opportunities on all of our web pages. Advertising rates will vary depending upon the size, format, location, display frequency, and contract length, but will likely range from approximately $15 to $50 per thousand page views.

     We anticipate that we will provide incentives for first time sponsors and advertisers to incorporate Webstation into their Internet advertising budgets. In addition to the arrangements described above, we will attempt to develop alternative arrangements to attract sponsor and advertiser revenue.

OUR PLAN FOR BRAND DEVELOPMENT

     We intend to formally launch our site within 60 to 90 days after completion of this offering. Presently, we hope to initiate the formal launch of our site in conjunction with our Spring Break 2000 Tour, a promotional tour during which our hosts and other personnel will travel to various spring break venues, such as Daytona Beach and Key West, Florida, Cancun, and South Padre Island, Texas and webcast spring break events, some of which will be produced by us. We desire to commence the tour and the formal launch of our site in March, 2000.

     To promote the formal launch and the Spring Break 2000 Tour, we intend to begin a comprehensive marketing and promotional campaign designed to create a critical mass of interest that will induce prospective users to tune in to the site. This campaign is likely to include:

     * CELEBRITY PROMOTIONAL OPPORTUNITIES. One of our founders, Soleil Moon Frye, talked about her plans for launching Webstation during her appearance on the E! Channel's CELEBRITY PROFILE aired in September and October, 1999. Later in the program, NBC President Bob Wright, father of Maggie Wright, our Director of Programming, joked that he would probably be working for Ms. Frye some day. Ms. Frye expects that she will have additional opportunities to talk about Webstation during guest appearances on televised programs, print media interviews, and in-person appearances at entertainment events. Through her extensive contacts and longstanding relationships with Hollywood celebrities, Ms. Frye anticipates that other celebrities will help her promote Webstation's launch. Moreover, we have engaged in discussions with one of the top five Hollywood talent agencies with a view toward identifying celebrities who may be interested in a more formal promotional relationship with us, e.g. as a stockholder/promoter or a spokesperson.

     * PUBLIC RELATIONS CAMPAIGN. We have already retained the public relations services of B\W\R Public Relations to conduct a public relations campaign to promote our launch with, among other things, print, radio, and television news coverage. B\W\R is headquartered in Beverly Hills, California with offices in New York and is one of the entertainment industry's top public relations firms. We are hopeful that, in addition to getting the word out about our formal launch, B\W\R's extensive entertainment industry contacts will yield a steady flow of celebrity talent that will appear in our programs.

     * MEDIA ADVERTISING CAMPAIGN. We intend to retain one or more advertising agencies to implement a mass media advertising campaign promoting our formal launch that will include Internet, magazine, newspaper, radio, cable TV, and other media advertising.

     * DIRECT MARKETING CAMPAIGN. We intend to retain a direct marketing agency to conduct a direct marketing launch promotion campaign that will consist of a combination of electronic mail and regular mail communications.

     * STRATEGIC CROSS-PROMOTION AGREEMENTS. We will continue to pursue discussions with other Internet and entertainment companies to identify and take advantage of synergies that may result from cross-promotion agreements.

     * WORD OF MOUTH. As our formal launch draws closer, we will attempt to generate "word on the street" of our impending launch through distribution of items displaying the Webstation domain name, such as cards, key chains, pens, refrigerator magnets, matches, and other novelties. In addition, we will promote brand presence at, and/or sponsorship of, entertainment related events at colleges, high schools, nightclubs, and other venues. Also, we anticipate using promotional contests, such as the contest previously announced on our site in which the person who comes up with the best name for one of our programs wins a trip to Los Angeles.

     After the formal launch of our site, we intend to continue to expand our brand development strategies described above, as well as to develop other strategies. As our user attribute database accumulates more information about users and their entertainment preferences, we intend to analyze this information to initiate cost effective, targeted campaigns to promote our brand, as well as specific entertainment events that we will webcast.

OUR PLAN FOR HARDWARE AND NETWORK DEVELOPMENT

     We will position ourselves to take advantage of rapidly evolving computer, network and Internet technology in order to continue to distribute better quality video efficiently and cost effectively. We will locate a portion of the necessary hardware infrastructure at our own facilities, but will continue to seek out strategic relationships with Internet technology companies whose economies of scale will enable us to distribute high quality content for the lowest possible cost.

     We have installed a high speed Internet connection from our West Hollywood offices to our Internet access provider. We host our site on web servers that are located at our West Hollywood offices, along with other computers, routers, and network equipment necessary for operation of our site, our user attribute database, and our other information technology needs. With respect to live streaming media webcasts and certain prerecorded and archived streaming media webcasts that result in peak demand for bandwidth, server memory and processing speeds, we envision utilizing hardware, software, and network infrastructure of reliable Internet infrastructure companies capable of meeting such peak demand. We believe that using third party infrastructure configurations will be more cost effective than acquiring and maintaining our own infrastructure to accommodate occasional peak demand. As demand for our content increases, we will continue to expand the scope of our network and hardware infrastructure which may be located at other webstation facilities.

OUR PLAN FOR HUMAN RESOURCE DEVELOPMENT

     Currently, we have eight full time employees working out of our executive offices in West Hollywood, California. Because of the nature of webcasting, we outsource much of our production staff including directors, producers, cameramen, lighting, writers, and editors. We anticipate that we will continue to outsource production staffing for the foreseeable future.

     Immediately upon completion of this offering, we intend to seek out and hire additional management, information technology, creative, production, marketing, public relations, talent, and sales personnel to complete development of our site, to produce content and e-commerce offerings, to develop sponsorship/advertising relationships and agreements, to run focus groups, and to develop marketing strategy.

OUR PLAN FOR REVENUE GENERATION

     We anticipate that we will receive revenue from four principal sources:

     *    sponsor and advertising fees;

     *    rent from the entertainment themed cybermall;

     *    electronic commerce revenue; and

     *    fees for focus groups and user attribute database information.

     We anticipate that sponsorship and advertising fees will comprise the largest portion of our total revenue during the early stages of the Company's development. As discussed above, our sponsorship and advertising models include offerings such as our Multimedia Direct Marketing Option(TM), Inside-Ad(TM), and Hyper-Ad(TM) for which we believe we will be able to charge premiums over traditional Internet advertising.

     We project that revenue from electronic commerce product offerings sold directly by us in conjunction with webcasted events and/or through our cybermall storefronts, as well as rent from cybermall tenants, will make up a substantial percentage of our total revenue. We desire to limit our product offerings to high margin, event related souvenirs and memorabilia such as tee shirts, hats, posters, and novelty items, as well as entertainment related items that are difficult to find elsewhere. Also, we intend to generate revenue from our operation of a cyber-auction house that will auction off unique entertainment industry items.

     We anticipate revenue will be generated from conducting online, interactive, multimedia enabled focus groups for market researchers from the entertainment, fashion, retail, and other industries. In addition, we will make aggregate user attribute database information available for a fee to licensees, although we will not disclose specific user information without the user's permission.

COMPETITION

     In the coming months, Internet entertainment content companies will continue to spring into existence and contribute to competition for user eyeballs, "stickiness" (i.e. time users spend on a web site) and brand loyalty. We believe that it is not as important to be among the first webcasting companies, as it is to be among the best at relating to Generation X and Y's customs and preferences and delivering content not readily available on television or through other entertainment distribution media.

     In our opinion, Digital Entertainment Network, known as DEN, is one of our most formidable competitors. DEN, well financed and run by experienced entertainment industry management, has spent tens of millions of dollars during the last two years building its self-described "digital media network". DEN's principal focus appears to us to be on producing and webcasting original, fictional programs such as sitcoms and dramas. In our view, DEN seeks to compete directly with television on the theory that television viewership continues to decline, thus evidencing Generation Y's displeasure with television and desire for fictional, live action programs webcast on the Internet.

     We believe that DEN's philosophy is overly simplistic and fails to consider historical examples of the integration of new forms of entertainment into the fabric of society. For example, the advent of television certainly cannot be said to have numbered radio's days any more than the availability of movie videos has adversely affected the popularity of the multiplexes. We believe that the success of new forms of entertainment does not depend upon the demise of older forms. Accordingly, we do not seek to compete with broadcast, or even cable television. Rather, we desire to apply the wonders of developing Internet and computer technology to provide users with a novel entertainment experience. Moreover, as important as our users' entertainment experience is, it is equally important to give sponsors and advertisers new opportunities to benefit from emerging technologies to enhance the cost effectiveness of their advertising expenditures and to maximize electronic commerce opportunities.

     Accordingly, rather than attempting to duplicate the type of entertainment content already passively available on television, we intend to focus on covering events and producing programming that is not generally available, or profitably aired, on television. Given the fractional production costs of webcasting versus television broadcasts, we can profitably offer specific programs designed for 500,000 users rather than 5,000,000.

     Other companies that currently (or intend to) provide webcasted programming to, or otherwise target, Generation Y on the Internet can rightfully be called competitors. Some examples of these include AtomFilms, CRAPtv, Honkworm.com, Moviehead.com, Pseudo.com, Shockwave.com, SlackerTV, Slywire.com, Sputnik7.com, Sync.com and Wildweb.com. Broadcast.com, Inc., recently acquired by Yahoo for in excess of $5 billion, probably has the greatest selection of multimedia content on the Internet. However, Broadcast.com historically has refrained from producing its own content. Rather, it provides the backend infrastructure to content producers to webcast their content over the Internet. Examples of their offerings include broadcast and cable television programming, live streaming audio from broadcast and Internet radio stations, and music industry related webcasts.

     In addition to our direct competition, we will encounter indirect competition. Examples include content providers that focus solely on the music industry including MP3.com, Launch.com, and Viacom's MTV Online Network. In addition, portal companies, which started out as Internet search engines, such as Yahoo, Excite and Lycos continue to add services and content to their web sites. Impressive content and service offerings continue to expand at such bellwether Internet service providers as America Online and the Microsoft Network. Traditional entertainment companies such as Disney and Warner Brothers have entered the fray with concepts such as the Go Network and Entertaindom.

     Additional forms of indirect competition include, television, radio, movies, theater, interactive games, sports, education, and hobbies that compete for a finite amount of Generation X and Y's discretionary time. Moreover, the potential impact of cable and telecommunication (wire and wireless) companies who can build large user communities by bundling Internet access with their existing services cannot be underestimated.

     All of our direct and indirect competitors will compete with us for a share of sponsors' and advertisers' budgets. It must also be noted that we will be competing with other electronic commerce merchants and hosts, and to a significant degree, focus group and marketing research firms.

     Our strategy for carving out and maintaining a competitive niche is simply to focus on, and maximize, our principal strengths:

     *    entertainment industry contacts;

     *    production and talent experience; and

     *    a strong connection to our target market.

INTELLECTUAL PROPERTY

     Our performance and ability to compete depend to a significant degree on our proprietary technology and other rights. We rely on a combination of trademark, copyright, and trade secret laws, as well as confidentiality agreements with employees and non-compete agreements executed by certain of our executive officers and technical personnel to establish and protect our proprietary rights.

     We have applied for federal trademark registration on the Principal Register for the Webstation.com trademark and intend to apply for registration of other trademarks. We may not be able to secure such registrations on the Principal Register for our trademarks. Our competitors or others may adopt product or service names similar to Webstation.com, or other of our service marks or trademarks, which could impede our ability to build brand identity and lead to customer confusion. Our inability to protect the name Webstation.com as well as our other trademarks or service marks, adequately, could have a material adverse effect on our business, financial condition, and results of operations.

     Any proprietary software or content developed by us will be protected by copyright laws. In addition, the code for our proprietary software and our confidential information will be protected under applicable trade secret laws. As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation, and other proprietary information. The steps we take may not prevent misappropriation of our technology, and the agreements we enter into for that purpose may not be enforceable. Despite our precautions, third parties could copy or otherwise obtain and use our software or other proprietary information without our authorization. These third parties also may independently develop similar software or content. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult for us to control the ultimate destination or security of transmitted software or other data. The laws of other countries may afford us little or no effective protection of our intellectual property.

     We may receive notices from third parties that claim our software or other aspects of our business infringe their rights. While we are not currently subject to any such claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, all of which could have a material adverse effect on our business, financial condition, and results of operations. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all. In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

     We also rely on a variety of technologies that we license from third parties, including our database and Internet server software, which perform key functions. These third-party technology licenses may not continue to be available to us on commercially reasonable terms. Our loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until we identify, license, develop, and integrate equivalent technology. Any such delays could have a material adverse effect on our business, financial condition, and results of operations.

GOVERNMENT REGULATION AND LAW

     There is an increasing number of laws and regulations relating to the Internet. In addition, a number of legislative and regulatory proposals regarding the Internet are under consideration by federal, state, local and foreign governments and agencies.

ONLINE CONTENT

     Several state, federal and foreign statutes and regulations prohibit or limit the transmission of indecent, obscene or offensive information and content, including sexually explicit information and content, over the Internet. The enforcement of these statutes and regulations, and any future enforcement activities, statutes and regulations, may result in limitations on the type of content and advertisements available to us. Legislation and regulations relating to online content could slow the growth in the use of the Internet generally and decrease the acceptance of the Internet as an advertising and electronic commerce medium, which could have a material adverse effect on our business.

LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET

     Materials may be downloaded and publicly distributed over the Internet by the Internet services operated or facilitated by us or by the Internet access providers with which we have relationships. These activities could result in potential claims against us for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of such materials.

     Future legislation, regulations or court decisions may hold us liable for listings accessible through our web site or through content and materials posted in our chat rooms or bulletin boards. Such liability might arise from claims alleging that, by directly or indirectly providing links to web sites operated by third parties or allowing the posting of third-party content, we are liable for copyright or trademark infringement or other wrongful actions by such third parties. If any third-party material on our web site contains informational errors, we may be sued for losses incurred in reliance on such information. While we attempt to reduce our exposure to such potential liability through provisions in user agreements, disclaimers and other means, the enforceability and effectiveness of such measures are uncertain. Further, we cannot assure you that the media liability insurance we carry will be sufficient to cover any or all such claims.

INTERNET PRIVACY

     The Child Online Privacy Protection Act of 1998 requires the Federal Trade Commission to adopt regulations regarding the collection and use of personal information obtained from children under the age of 13 when accessing web sites. Under the Act's regulations, web sites catering to children will be required to:

     * provide parents of children under the age of 13 with notice of what information is being collected, how the site uses the information, and the web site's practices regarding disclosures of information;

     * obtain verifiable parental consent regarding the collection and use of their children's information and allow parents to terminate their consent at any time;

     * provide parents an account of the information collected from their children; and

     * limit the types of information collected from children in order for them to participate in a game or contest.

     In addition, the Federal Trade Commission may in the future adopt regulations in this area applicable to all persons regardless of their age.

     Although our target audience is 13 to 35 years old, we have implemented policies and programs designed to conform to current laws and regulations regarding the privacy of our users, including children. However, our current programs may not conform with regulations adopted in the future by the Federal Trade Commission or other governmental entities. Moreover, even in the absence of such regulations, the Federal Trade Commission has begun investigating the privacy practices of companies that collect information on the Internet. One such investigation of an Internet company alleged to have failed to follow its own published privacy policies has resulted in a consent decree under which the Internet company agreed to establish programs to implement specific privacy protections. We may become the subject of such an investigation, or the Federal Trade Commission's regulatory and enforcement efforts may adversely affect our ability to collect personal information from users, which could have an adverse effect on our ability to provide highly targeted opportunities for advertisers and electronic commerce marketers. Any such developments could have a material adverse effect on our business.

     It is also possible that "cookies," information that is stored on a user's hard drive and used to track users' behavior and preferences and to target advertising, may become subject to laws limiting or prohibiting their use. Currently available Internet browsers allow users to modify their browser settings to remove cookies at any time or prevent cookies from being stored on their hard drives. In addition, a number of Internet commentators, advocates, and governmental bodies in the United States and other countries have urged the passage of laws limiting or preventing the use of cookies. Limitations on or prevention of our use of cookies could limit the effectiveness of our targeting of advertisements, which could have a material adverse effect on our business.

     The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, European Union citizens are guaranteed the right of access to their data, the right to know where the data originated, the right to have inaccurate data corrected, the right to recourse in the event of unlawful processing of information, and the right to withhold permission to use their data for direct marketing. The directive could affect U.S. companies that collect information over the Internet from individuals in European Union member countries and may impose restrictions that are more stringent than current Internet privacy standards in the United States. The directive does not, however, define what standards of privacy are adequate. As a result, there can be no assurance that the directive will not adversely affect the activities of entities, including Webstation, that engage in data collection from users in European Union member countries.

     We intend to collect personal information about our users. However, if unauthorized persons were able to penetrate our network security and gain access to, or otherwise misappropriate, our users' personal information, we could be subject to liability. Such liability could include claims for misuses of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation which could require us to expend significant financial resources and divert management's attention from operations.

DATA PROTECTION

     Legislative proposals have been made by the federal government that would afford broader protection to owners of databases of information. Such protection already exists in the European Union. If enacted, this legislation could result in an increase in the price of services that provide data to web sites. In addition, such legislation could create potential liability for unauthorized use of such data.

INTERNET TAXATION

     A number of legislative proposals have been made by federal, state, local and foreign governments that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although in October 1998 Congress placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were excluded from this moratorium. Further, once this moratorium is lifted, some type of federal or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to benefit financially from such activities.

DOMAIN NAMES

     Our domain name is our Internet "address." Domain names have been the subject of significant trademark litigation in the United States. We have registered the domain name "www.webstation.com." We cannot assure you that third parties will not bring claims for infringement against us for the use of these domain names. Moreover, because domain names derive value from the individual's ability to remember such names, it is possible that our domain name could lose their value if, for example, users begin to rely on mechanisms other than domain names to access online resources.

     The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. There can be no assurance that our domain name will not lose its value, or that we will not have to obtain an entirely new domain name in addition to or instead of our current domain name if such litigation or reform efforts result in a restructuring of the current system.

JURISDICTION

     Due to the global reach of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate our activities or prosecute us for violations of their laws. This could have a material adverse effect on our business, results of operations, and financial condition.

EMPLOYEES

     As of November 15, 1999, we had eight full-time employees. We have experienced no work stoppages and are not a party to a collective bargaining agreement. We believe that we maintain good relations with our employees.

FACILITIES

     Our corporate headquarters are located in West Hollywood, California. As we expand, we expect, but cannot assure, that suitable additional space will be available on commercially reasonable terms.

LEGAL PROCEEDINGS

     We currently are not involved in any legal proceeding that we believe would have a material adverse effect on our business, results of operations, or financial condition.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, AND KEY EMPLOYEES

     The following table sets forth certain information regarding our directors, executive officers, and key employees.

     NAME                   AGE       POSITION HELD
     ----                   ---       -------------
     Stephen J. Fischer      30       Director/President/Chief Financial Officer
     Soleil Moon Frye        23       Director/Senior Vice President/Secretary
     Dennis McGill           50       Director
     Edouard Aslanian        36       Director
     George Fischer          54       Director
     Maggie Wright           23       Director of Programming
     David Bowler            34       Director of Information Systems

     STEPHEN J. FISCHER co-founded Webstation.com in April 1999 and has served as its Director, President, and Chief Financial Officer since inception. Prior to founding Webstation.com, in 1996, Mr. Fischer founded and acted as managing member of Titan Capital Partners, L.L.C., an investment company. Prior to founding Titan Capital Partners, L.L.C., from 1995 to 1996 Mr. Fischer was an institutional equity trader for Wedbush Morgan Securities. From 1993 to 1995, Mr. Fischer co-founded and held several key positions at First Financial Equity Corporation, including establishing a retail brokerage and wholesale trading division and managing all trading and market making activities. In 1999, Mr. Fischer served as executive producer of HEART OF THE MATTER for Zero One Productions. Stephen Fischer is the son of George Fischer.

     SOLEIL MOON FRYE co-founded Webstation.com in April, 1999 and has served as a Director and as our Senior Vice President and Secretary since inception. Ms. Frye is an accomplished actress and director with strong ties to the entertainment industry. Ms. Frye has over 18 years of Hollywood experience including starring in the NBC TV hit program PUNKY BREWSTER. In addition, Ms. Frye has starred in numerous films and has guest starred on NBC TV's FRIENDS and been the featured celebrity on E! CELEBRITY PROFILE. At the age of 19, Ms. Frye directed and wrote her first full length feature film and was credited as being the youngest female director in Hollywood.

     DENNIS MCGILL has agreed to serve and will be appointed as a Director of our company prior to our initial public offering. Currently, Mr. McGill serves as Senior Vice President and Chief Financial Officer for Miami Cruiseline Services, B.V. From 1995 until 1999, Mr. McGill served as Vice President of Finance of Hastings Entertainment, Inc., a retailer of books and CDs. Hastings is a publicly traded company that had revenue for the first three quarters of this year of approximately $300,000,000. From March 1994 to October 1995, Mr. McGill served as a financial consultant to the toy manufacturing, bedding and waste management industries. From December 1989 to February 1994, he served as President and Chief Executive Officer of the Bed Outlet, an 18-store bedroom furniture retailer in California. From August 1986 to December 1989, Mr. McGill served as the Senior Vice President -- Finance and Chief Financial Officer of San Francisco-based Lewis Galoob Toys, Inc., a New York Stock Exchange-listed, international toy manufacturing company.

     EDOUARD ASLANIAN has agreed to serve and will be appointed as a Director of our company prior to our initial public offering. In 1993, Mr. Aslanian founded International Integration, Inc. (i-Cube), a publicly traded Internet consulting and application development service firm, where he has occupied various positions in management, sales and operations. In November, 1999, i-Cube was merged into Razorfish, a Nasdaq NMS traded company. In the merger, i-Cube was valued at approximately $1 billion. Prior to founding i-Cube, from 1989 to 1992, Mr. Aslanian was one of the initial seven members of Individual, Inc. (NASDAQ:INDV), a provider of customized news delivered over the Internet. From 1986 to 1989, Mr. Aslanian was a principal consultant at Honeywell Bull's Knowledge Engineering Center. Mr. Aslanian received his B.S. with high honors in 1986, and his M.S. in computer science in 1987, both from Brandeis University. Mr. Aslanian is the holder of two U.S. Patents and the author of technical papers published in various industry conferences.

     GEORGE FISCHER has agreed to serve and will be appointed as a Director of our company prior to our initial public offering. Mr. Fischer is the co-founder, president and sole shareholder of First Financial Equity Corporation, a broker-dealer. Prior to co-founding First Financial Equity Corporation, in 1985 Mr. Fischer founded Fischer Investment Advisors, Inc. Mr. Fischer also has worked for Harris Bankcorp, Inc. and its subsidiaries, Harris Trust and Savings Bank in Chicago, Illinois and Harris Trust Company of Arizona in various capacities, including Investment Officer regarding Personal Trust Investments; Assistant Vice President regarding Personal Trust Investments, Investment Advisory Accounts, Pension and Profit Sharing Accounts; Senior Investment Officer and Chairman of the Trust Investment Committee; Vice President; and Senior Vice President. Mr. Fischer also has served as President of Turpin-Fischer Investment Advisors, Inc. and Fischer-Hackett Investment Advisors, Inc. Mr. Fischer received his B.A. and M.B.A. from Miami University (Oxford, Ohio). Mr. Fischer also holds the designation of Chartered Financial Analyst. George Fischer is the father of Stephen Fischer.

     MAGGIE WRIGHT has served as our Director of Programming since November 1999. Ms. Wright is an entertainment industry veteran with experience in network television, publishing and radio. Throughout her television career, Ms. Wright has worked and interned in programming, casting, and scheduling for such programs as LATE NIGHT WITH CONAN O'BRIEN and SATURDAY NIGHT LIVE, where she worked alongside legendary producer Lorne Michaels. She also previously served in an editorial capacity for MARIE CLAIRE magazine and was music director for the cutting edge radio station KXLU while attending Loyola Marymount. Most recently she worked in creative/development with The Fred Silverman Company. Ms. Wright heads up our advertising sponsorship sales and programming. Ms. Wright is the daughter of NBC President and CEO, Bob Wright.

     DAVID BOWLER has served as our Director of Information Systems since November 1999 and is spearheading technology development at Webstation.com. From 1997 to 1999, Mr. Bowler served as the Manager of Information Systems at the Los Angeles Philharmonic where he was responsible for the development, maintenance, and operations of the organization's wide area network and the development and implementation of the organization's web site. From 1993 through 1996, Mr. Bowler owned and managed Aswell Consulting where he consulted in project coordination, systems analysis, management, computer programming, and technical support. Mr. Bowler brings us years of hands-on information technology experience, advanced computer systems design, and web site development expertise, particularly in the area of advanced e-commerce and content-rich web sites. Mr. Bowler earned his bachelor of science degree in electrical engineering and computer science from UCLA.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our bylaws authorize the board of directors to appoint among its members one or more committees consisting of one or more directors. Immediately following this offering, our board of directors will establish an audit committee. The audit committee will be comprised of two independent directors who are not affiliated with our company. The audit committee will review the annual financial statements, any significant accounting issues, and the scope of the audit with our independent auditors and will discuss with the auditors any other audit related matters that may arise.

DIRECTOR COMPENSATION AND OTHER INFORMATION

     Our bylaws authorize us to pay directors for serving as members of our board of directors. In lieu of a salary, we may pay directors a specified sum for each meeting attended in person by a director. All directors may be reimbursed for their expenses in attending meetings of the board of directors. Likewise, members of director committees may be allowed like reimbursement and compensation for attending committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to this offering, our board of directors has not had a compensation committee. Once formed, the compensation committee of our board of directors will make all compensation decisions regarding our executive officers, directors and members of director committees.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with Stephen Fischer, Soleil Moon Frye and Maggie Wright at annual salaries of $95,000, $90,000 and $30,000, respectively with bonuses, if any, to be determined by our board of directors. In addition, Ms. Frye's agreement grants her up to three months paid leave per year to pursue entertainment related projects and Ms. Wright's agreement grants her up to 301,996 shares of our common stock. Ms. Wright's stock is subject to forfeiture over a two year period. We employ Mr. Bowler as an at-will employee.

     All of our employees are required to enter into an employee agreement to keep our intellectual property confidential and to refrain from soliciting our customers and employees during their employment with us and for twelve months after leaving their employment with us.

1999 INCENTIVE STOCK PLAN

     On October 23, 1999, our board of directors adopted our Incentive Stock Plan. The incentive plan provides for the grant of incentive and nonqualified stock options to acquire our common stock , the direct grant of common stock, the grant of stock appreciation rights, or SARs, and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to us. We believe that the incentive plan represents an important factor in attracting and retaining executive officers and other key employees, directors, and consultants and constitutes a significant part of our compensation program. The incentive plan provides these individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for our long-term success.

     The maximum number of shares of our common stock that we may issue under the incentive plan is 1,000,000 shares, which, after the offering will be equal to approximately 10% of our outstanding common stock. The maximum number of shares of stock with respect to which options or other awards may be granted to any employee (including officers) during any year of the incentive plan may not exceed 50% of the shares of common stock covered by the incentive plan. As of November 15, 1999, we have granted options to purchase approximately 198,700 shares of common stock. Of these options, none are vested. The options vest over periods ranging from one to two years. To date, none of these options have been exercised. See "Option Grants from Inception."

     The power to administer the incentive plan with respect to our executive officers and directors and all persons who own 10% or more of our issued and outstanding stock rests exclusively with our board of directors or a committee consisting of two or more non-employee directors who are appointed by our board of directors. The power to administer the incentive plan with respect to other persons rests with the board of directors or a committee appointed by our board of directors.

     The incentive plan will terminate in October, 2009, and options may be granted at any time during the life of the incentive plan. The board of directors or the plan administrator will determine when options become exercisable, as well as the exercise prices of options. If an option is intended to be an incentive stock option the exercise price may not be less than 100% (110% if the option is granted to a stockholder who at the time of the grant of the option owns stock possessing more than 10% of the total combined voting power of all classes of our stock) of the fair market value of the common stock at the time of the grant. Unvested and unexercisable options may terminate before their expiration dates if the optionee's status as an employee or a consultant is terminated or upon the optionee's death or disability.

     The incentive plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law and Nasdaq requirements, we may issue any other options, warrants, or awards other than pursuant to the incentive plan without stockholder approval. We have not granted stock options to any of our executive officers and we have not issued any stock appreciation rights.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     From April, 1999 through November 15, 1999, Titan Capital Partners, L.L.C., an affiliate of Stephen Fischer, our president, has loaned us approximately $325,000. We have used these funds for working capital and have not yet established terms for their repayment. However, we intend to repay this loan from the proceeds of this offering. See "Use of Proceeds."

     In April, 1999 we sold 3,703,702 and 1,994,302 shares of our common stock to Stephen Fischer and Soleil Moon Frye, respectively, for $0.009 per share.

     In November, 1999, we entered into employment agreements with Stephen Fischer, Soleil Moon Frye and Maggie Wright. Ms. Wright's agreement included a grant of up to 301,996 shares of common stock. The stock grant is subject to forfeiture over a two year period. See "Management-Employment Agreements."

     We believe that the transactions described above are on terms at least as favorable as we could have received from parties that are unrelated to us.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the shares of our outstanding common stock beneficially owned as of November 15, 1999 by each of our directors and executive officers, all directors and executive officers as a group, and by each person who is known by us to be the beneficial owner of more than 5% of our common stock.

                                                     Shares of Common Stock
                                                       Beneficially Owned
                                                --------------------------------
                                                 Number of     Percentage Owned
                                                   Shares     ------------------
     Name and Address of                        Beneficially   Before     After
     Beneficial Owner(1)                          Owned(2)    Offering  Offering
     -------------------                        ------------  --------  --------
     DIRECTORS AND EXECUTIVE OFFICERS

     Stephen J. Fischer ...................      3,703,702      61.7%     41.2%
     Soleil Moon Frye .....................      1,994,302      33.2%     22.2%
     Dennis McGill (3) ....................
     Edouard Aslanian (3) .................
     George Fischer (3) ...................

     5% SHAREHOLDERS
     Maggie Wright(4) .....................        301,996       5.0%      3.4%

     All directors and executive officers
       as a group (5 persons)..............      5,698,004      94.9%     63.4%

----------
(1) Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned by him, her, or it, subject to applicable community property law. Except as otherwise indicated, the address for each person listed is c/o Webstation.com, Inc., 8439 Sunset Boulevard, Suite 306, West Hollywood, California 90069.

(2) The percentages shown are calculated based upon 6,000,000 shares of common stock outstanding on November 15, 1999. The numbers and percentages shown include the shares of common stock actually owned as of November 15, 1999 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of November 15, 1999 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3) Does not include 10,000 shares of common stock issuable upon the exercise of stock options that will not vest for 12 months.

(4) Includes 301,996 shares that were granted to Ms. Wright, of which 150,998 are subject to forfeiture during her first 12 months of employment and 150,998 are subject to forfeiture during the first 24 months of employment.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share and 10,000,000 shares of preferred stock, par value $.0001 per share.

     The following descriptions of our capital stock and selected provisions of our restated certificate of incorporation and bylaws are summaries. Complete copies of our restated certificate of incorporation and bylaws have been filed with the Securities and Exchange Commission as exhibits to the registration statement containing this prospectus.

COMMON STOCK

     We are offering 3,000,000 shares of common stock under this prospectus. As of November 15, 1999, there were 6,000,000 shares of common stock outstanding held of record by 3 stockholders. Following this offering, there will be 9,000,000 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. Subject to the prior rights of holders of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution, or winding up of Webstation.com, the holders of common stock will be entitled to share pro rata all assets remaining after payment of liabilities and prior liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued following this offering will be fully paid and nonassessable. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of stockholders of any series of preferred stock that may be designated in the future.

PREFERRED STOCK

     Our board of directors is authorized, without further stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board also is able to fix or alter the designations, preferences, rights, and any qualifications, limitations, or restrictions of the shares of each series of preferred stock. There are no shares of preferred stock outstanding. We have no present plans to issue any shares of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of our company without further action by the stockholders. Also, the issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock.

OPTIONS

     As of November 15, 1999, we had outstanding options to purchase 198,700 shares of common stock, and up to an additional 801,300 shares of common stock may be subject to options granted in the future under our Incentive Plan. See "Management - 1999 Incentive Stock Plan."

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

     Upon completion of this offering, we will be subject to the provisions of
Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" (as these terms are described below) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     * the transaction in which such stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;

     * upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, or by employee stock plans where the employees do not have the right to confidentially determine whether the plan shares will be tendered in a tender or exchange offer; or

     * on or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

"Business combinations" include mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with his, her, or its affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock. The restrictions in this statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to our company and could therefore discourage attempts to acquire our company.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT

     Our restated certificate of incorporation provides that the stockholders can take action only at a duly called annual or special meeting of the stockholders. Accordingly, our stockholders will not be able to take action by written consent in lieu of a meeting. This provision may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

SPECIAL MEETINGS OF STOCKHOLDERS

     Our restated certificate of incorporation provides that special meetings of our stockholders can be called only by our Chairman of the Board, our Chief Executive Officer or our board of directors.

CERTIFICATE OF INCORPORATION AND BYLAWS

     Our restated certificate of incorporation and bylaws may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the common stock. Our restated certificate of incorporation and bylaws contain a number of other provisions relating to corporate governance and to the rights of stockholders. These provisions include
(a) the authority of the board of directors to fill vacancies on the board, and
(b) the authority of the board of directors to issue preferred stock in series with voting rights and other powers as the board of directors may determine.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duty of care. Our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except where such a limitation is not permitted under Delaware General Corporate Law. Under Delaware General Corporate Law, the personal liability of directors for monetary damages may not be limited:

     * for any breach of the director's duty of loyalty to our company or its stockholders;

     * for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     * under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

     * for any transaction from which the director derived an improper personal benefit.

Our bylaws generally provide that:

     * we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     * we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our restated certificate of incorporation, our bylaws, or other agreements; and

     * we must advance expenses, as incurred, to our directors and executive officers in connection with legal proceedings to the fullest extent permitted by Delaware law.

Prior to the closing of this offering, we intend to obtain directors' and officers' insurance providing indemnification for our directors, officers, and certain employees. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and executive officers.

     The limitation of liability and indemnification provisions in our restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. Such provisions may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers in connection with these indemnification provisions.

     There is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are unaware of any threatened litigation that may result in claims for indemnification.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of these shares could discourage or make more difficult an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

LISTING

     We will apply for listing of our common stock on the Nasdaq National Market under the trading symbol "VIEW."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock will be American Securities Transfer and Trust. Our transfer agent and registrar's telephone number is (303) 234-5300. Our transfer agent and registrar's address is 938 Quail Street, Suite 101, Lakewood, Colorado 80215.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that sales might occur, could adversely affect the market price of our common stock. Sales of substantial amounts of common stock in the public market after the restrictions on resale described below lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding 9,000,000 shares of common stock. All of the 3,000,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the securities laws unless held by one or more of our "affiliates," as that term is defined under Rule 144 of the securities laws. Shares of common stock purchased by our affiliates may be sold in the public market only if they are registered for resale, if they are sold pursuant to Rule 144, or if they qualify for an exemption from registration under the securities laws.

LOCK-UP AGREEMENTS

     We and our respective directors, officers, and 5% shareholders have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of common stock in the public market for a period of 180 days after the date of this prospectus. Our underwriter may, at its sole discretion, and at any time without notice, release all or any part of the shares subject to lock-up agreements.

RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     * 1% of the number of shares of our common stock then outstanding, which will equal approximately 90,000 shares after the closing of this offering; or

     * the average weekly trading volume of our common stock on a national securities exchange or on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of Form 144 with respect to the sale.

Sales under Rule 144 also are subject to manner of sale provisions, notice requirements, and the availability of current public information about our company. Certain persons are entitled to sell such shares without regard to any of the volume limitations or other requirements described above if:

     * such person is not an affiliate or has not been an affiliate within three months prior to sale; and

     * such person has beneficially owned the shares proposed to be sold for at least two years.

STOCK OPTIONS

     We have reserved 1,000,000 shares of common stock for issuance under the 1999 Incentive Stock Plan. After this offering, we may register these securities under the securities laws by filing a registration statement with the SEC. After the effective date of such registration statement, shares issued under the 1999 Incentive Stock Plan will be freely tradable without restriction or further registration under the securities laws unless acquired by one or more of our affiliates, who will be subject to the volume and other limitations of Rule 144.

ADDITIONAL SHARES

     We may issue additional shares of common stock to raise additional capital or as part of any acquisition we may complete in the future. We may decide to register such securities under the securities laws before we offer and issue them. Registered shares generally will be freely tradable after their issuance by persons not affiliated with us.

                                  UNDERWRITING

     We are offering the shares of common stock described in this prospectus through First Financial Equity Corporation, which is acting as the representative of the underwriter. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase, the number of shares of common stock listed next to its name in the following table:

                                                                 Number of
Underwriter                                                        Shares
-----------                                                        ------

First Financial Equity Corporation


                                                                 ---------
    Total...................................................
                                                                 =========

     The underwriters initially will offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to some dealers a concession of not more than $_________ per share. The underwriters also may allow, and any other dealers may reallow, a concession of not more than $_______ per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

     *    receipt and acceptance of our common stock by the underwriters; and

     *    the right to reject orders in whole or in part.

     We have granted an option to the underwriters to buy up to 450,000 additional shares of common stock. These additional shares would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

     We and our respective officers and directors have entered into lock-up agreements with the underwriters. Under those agreements, we and those holders of stock and options may not dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days from the date of this prospectus.

     We will indemnify the underwriters against some liabilities, including some liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include:

     *    short sales;

     *    stabilizing transactions; and

     *    purchase to cover positions created by short sales.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

     The underwriters also may impose a penalty bid. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

     The underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the common stock, including:

     *    over-allotment;

     *    stabilization;

     *    syndicate covering transactions; and

     *    imposition of penalty bids.

     As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by this prospectus.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the underwriters. Among the factors to be considered in such negotiations are:

     * our history and prospects, and the history and prospectus of the industry in which we compete;

     *    our past and present financial performance;

     *    an assessment of our management;

     *    the present state of our development;

     *    our prospects for future earnings;

     * the prevailing market conditions of the applicable U.S. securities market at the time of this offer;

     * market valuations of publicly traded companies that we and the representatives believe to be comparable to us; and

     *    other factors deemed relevant.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Webstation.com by Gallagher & Kennedy, P.A., a professional association, Phoenix, Arizona. Selected legal matters in connection with this offering will be passed upon for the Underwriters by ____________________.

                                     EXPERTS

     The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Toback CPAs, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to Webstation.com and the common stock offered by this prospectus, we refer you to the registration statement, exhibits and schedules.

     Anyone may inspect a copy of the registration statement without charge at the public reference facilities maintained by the Securities Exchange and Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Registration Statement is also available through the Securities and Exchange Commission's web site at the following address: http://www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for quotation or the Nasdaq National Stock Market, such reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20096.

                              WEBSTATION.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                 FOR THE PERIOD FROM APRIL 14, 1999 (INCEPTION)
                            THROUGH OCTOBER 31, 1999


                                    CONTENTS

                                                                        Page
                                                                        ----

Independent auditor's report                                            F-2

Financial Statements:

     Balance sheet                                                      F-3

     Statement of operations                                            F-4

     Statement of shareholders' deficit                                 F-5

     Statement of cash flows                                            F-6

     Notes to financial statements                                   F-7 - F-11

To the Board of Directors
Webstation.com, Inc.
Los Angeles, California


                          INDEPENDENT AUDITOR'S REPORT

     We have audited the accompanying balance sheet of Webstation.com, Inc. (A Development Stage Company) as of October 31, 1999 and the related statement of operations, shareholders' deficit and cash flows for the period from April 14, 1999 (Inception) through October 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of Webstation.com, Inc. (A Development Stage Company) as of October 31, 1999 and the results of its operations and its cash flows for the period from April 14, 1999 (Inception) through October 31, 1999 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Webstation.com, Inc. (A Development Stage Company) will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage enterprise and since inception has earned no revenues and incurred operating losses. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


TOBACK CPAs, P.C.
Phoenix, Arizona
November 8, 1999

                              WEBSTATION.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                OCTOBER 31, 1999

                                     ASSETS


Current assets:

  Cash                                                                $   9,677
  Deposits                                                               32,781
                                                                      ---------
      Total current assets                                               42,458

Property and equipment, net of accumulated
     depreciation (Note 2)                                               35,150

Other assets (Note 3)                                                    29,718
                                                                      ---------
                                                                      $ 107,326
                                                                      =========

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:

  Accounts payable                                                    $  42,169
  Related party advances (Note 4)                                       176,822
                                                                      ---------
      Total current liabilities                                         218,991

Commitments (Note 6)

Shareholders' deficit:
  Preferred Stock, $.0001 par value, 10,000,000 shares
    authorized; no shares issued or outstanding                              --
  Common Stock, $.0001 par value, 50,000,000 shares
    authorized; 5,698,004 shares issued and outstanding                     570
  Additional paid-in capital                                             50,430
  Accumulated deficit                                                  (162,665)
                                                                      ---------
      Total shareholders' deficit                                      (111,665)
                                                                      ---------
                                                                      $ 107,326
                                                                      =========

                              WEBSTATION.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS

                 FOR THE PERIOD FROM APRIL 14, 1999 (INCEPTION)
                            THROUGH OCTOBER 31, 1999


Revenue
                                                                    $        --
Operating Expenses:

  Website development and operations                                     52,275

  General and administrative expenses                                   110,390
                                                                        162,665

Income taxes (Note 5)                                                        --
                                                                    -----------
Net loss                                                            $  (162,665)
                                                                    ===========
Net loss per share, basic and diluted                                      (.03)
                                                                    ===========
Weighted average basic and diluted shares
  outstanding                                                         5,698,004

                              WEBSTATION.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' DEFICIT

                 FOR THE PERIOD FROM APRIL 14, 1999 (INCEPTION)
                            THROUGH OCTOBER 31, 1999


                                   Preferred Stock       Common Stock     Additional                   Total
                                  ------------------  ------------------    Paid in    Accumulated  Shareholders'
                                  Shares    Amount     Shares    Amount     Capital      Deficit      Deficit
                                  ------    ------     ------    ------     -------      -------      -------
Balance, beginning of period          --  $       --         --  $    --   $       --   $       --   $       --

Issuance of common stock                       1,000      1,000   50,000                                 51,000

5,698 for 1 stock split (Note 7)           5,697,004       (430)     430

Net loss for the period from
  April 14, 1999 (Inception)
  through October 31, 1999                                                                (162,665)    (162,665)
                                  ------  ----------  ---------  -------   ----------   ----------   ----------
Balance, end of period                --  $       --  5,698,004  $   570   $   50,430   $ (162,665)  $ (111,665)
                                  ======  ==========  =========  =======   ==========   ==========   ==========

                              WEBSTATION.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

                 FOR THE PERIOD FROM APRIL 14, 1999 (INCEPTION)
                            THROUGH OCTOBER 31, 1999


Cash flows from operating activities:
     Net loss                                                         $(162,665)

Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation                                                          3,423
    Increase in deposits                                                (32,781)
    Increase in accounts payable                                         42,169
    Increase in other assets                                            (29,718)
                                                                      ---------
        Net cash used in operating activities                          (179,572)

Cash flows from investing activities:
    Acquisition of property and equipment                               (38,573)

Cash flows from financing activities:
    Proceeds from issuance of common stock                   51,000
    Proceeds from related party advances                    176,822
                                                          ---------
        Net cash provided by financing activities                       227,822
                                                                      ---------
Net increase in cash                                                      9,677

Cash, beginning of period                                                    --
                                                                      ---------
Cash, end of period                                                   $   9,677
                                                                      =========

                              WEBSTATION.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE PERIOD FROM APRIL 14, 1999 (INCEPTION)
                            THROUGH OCTOBER 31, 1999


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:ORGANIZATION:

     Webstation.com, Inc. (the "Company") was incorporated on April 14, 1999 under the laws of the state of Delaware. The Company is continuing to develop its web site, Webstation.com, to provide entertainment and e-commerce over the internet. The Company is also in the preliminary stages of developing programming content for its web site, however, no revenues have been generated from operations and as such the Company is a development stage enterprise.

     BASIS OF PRESENTATION:

     The Company has financed its operations through the sale of common stock and borrowings from a related party (Note 4). The Company has experienced losses and negative cash flows from operating activities since its inception. Due to the Company's continued development, it has experienced increased capital needs. The Company's ability to continue as a going concern is dependent upon raising additional financing through a registered public offering, private equity sources, signing contracts with advertisers or securing other sources of financing to fund its planned operations. If such resources are not available, the Company may be required to delay or reduce expenditures. Should the Company be required to delay or reduce expenditures, it may not be able to fund its expansion, promote its web site, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures. The conditions described above raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     PROPERTY AND EQUIPMENT AND DEPRECIATION:

     Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful life as follows:

     Furniture and equipment       5 - 10 years

     When properties are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts with any resulting gain or loss reflected in income. Maintenance and repairs are expensed in the year incurred.

     INTANGIBLE ASSETS AND AMORTIZATON:

     The trademark domain name costs for "Webstation.com" will be amortized over 40 years on a straight-line basis. The costs associated with the initial public offering (IPO) will be offset against the proceeds received and as such will be a reduction of additional paid in capital when the IPO is effective. If the IPO does not become effective after a reasonable period of time, these costs will be expensed at that time.

                              WEBSTATION.COM, INC.

                 FOR THE PERIOD FROM APRIL 14, 1999 (INCEPTION)
                            THROUGH OCTOBER 31, 1999


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     INCOME TAXES:

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax benefit (expense) is the tax receivable (payable) for the period and the change during the period in deferred tax assets and liabilities.

     ADVERTISING:

     The Company expenses advertising costs at the first time that advertising takes place. For the period from April 14, 1999 (inception) through October 31, 1999 there was no advertising expense.

     ACCOUNTING ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     INCOME (LOSS) PER SHARE:

     Basic and diluted earnings per share (EPS) are computed as net loss divided by the weighted average number of common shares outstanding for the period. Any conversion of common stock equivalents, had there been any at October 31, 1999, would be anti-dilutive due to the Company's loss and therefore basic and diluted EPS are the same. The weighted average number of shares is the average daily number of shares outstanding for the period ended October 31, 1999.

                              WEBSTATION.COM, INC.

                 FOR THE PERIOD FROM APRIL 14, 1999 (INCEPTION)
                            THROUGH OCTOBER 31, 1999


2.   PROPERTY AND EQUIPMENT:

     The components of property and equipment are as follows:

          Equipment                                                    $ 23,365
          Furniture and fixtures                                         15,208
                                                                       --------
                                                                         38,573
          Less: accumulated depreciation                                 (3,423)
                                                                       --------
                                                                       $ 35,150
                                                                       ========

     Depreciation expense for the period from April 14, 1999 (inception) through October 31, 1999 was approximately $3,400.

3.   OTHER ASSETS:

     At October 31, 1999 other assets consist of the following:

          Internet domain costs                                        $  8,244
          Initial public offering costs                                  21,474
                                                                       --------
                                                                       $ 29,718
                                                                       ========

4.   DUE TO RELATED PARTY:

     The Company has borrowed money from a company related through common ownership. These funds have been used for working capital purposes. No formal repayment terms have been established for these loans.

5.   INCOME TAXES:

     The Company's income tax benefit differs from the expected tax benefit amount computed by applying the Federal statutory income tax rate of 34% to loss before income taxes as a result of temporary differences and the increase in valuation allowance.

                              WEBSTATION.COM, INC.

                 FOR THE PERIOD FROM APRIL 14, 1999 (INCEPTION)
                            THROUGH OCTOBER 31, 1999


5.   INCOME TAXES, CONTINUED:

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets at October 31, 1999 follow:

     Deferred tax assets:

          Intangibles                                                  $ 49,000

          Less valuation allowance                                      (49,000)
                                                                       --------
          Net deferred tax assets                                      $     --
                                                                       ========

     In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the Company attaining future taxable income and the deductibility of current operating expenses during the periods in which those temporary differences become deductible. Due to the uncertainty surrounding the realization of the benefits of its tax attributes, including the deductibility of current operating expenses in future tax returns, the Company has provided a 100% valuation allowance for its deferred tax assets as of October 31, 1999.

     No benefit for federal or state income taxes has been recorded because the Company has incurred an operating loss for the period from April 14, 1999 (Inception) through October 31, 1999. For tax purposes, the Company will be capitalizing substantially all of its expenses. As a result, the Company does not have any net operating loss carryforward as of October 31, 1999. The Company expects to begin to amortize such capitalized costs for tax purposes over sixty months when the Company begins generating revenues.

6.   COMMITMENTS:

     Office lease:

     The Company leases its office facility under an operating lease agreement entered into by a related entity. The lease expires on July 31, 2002. Rent expense under the operating lease was $19,553 for the period from April 14, 1999 (inception) through October 31, 1999.

                              WEBSTATION.COM, INC.

                 FOR THE PERIOD FROM APRIL 14, 1999 (INCEPTION)
                            THROUGH OCTOBER 31, 1999


6.   COMMITMENTS, CONTINUED:

     OFFICE LEASE, CONTINUED:

     Minimum rental commitments payable in future years are as follows:

          Year Ending, October 31:
                   2000                         $ 129,372
                   2001                           129,372
                   2002                            97,029
                                                ---------
          Total minimum lease payments          $ 355,773
                                                =========

     EMPLOYMENT AGREEMENTS:

     The Company has entered into an employment agreement with one of its employees subsequent to October 31, 1999. The agreement grants approximately 302,000 shares of common stock to the employee for services rendered. As a result of this grant the proforma loss per share would not be materially affected.

7.   SHAREHOLDERS EQUITY:

     STOCK SPLIT:

     The Company is currently preparing a registration statement and prospectus for the purpose of effectuating an initial public offering. In October 1999, the Company approved a 5,698 for 1 common stock split as well as an increase in the number of authorized shares of common stock from 1,000,000 to 50,000,000. The Company also approved an increase in the number of authorized shares of preferred stock from 100,000 to 10,000,000. The loss per share information included in the statement of operations reflects this stock split.

     INCENTIVE STOCK PLANS:

     The Company is establishing a stock option plan that will set aside approximately 1,000,000 shares of its authorized common stock for issuance under the 1999 Incentive Stock Plan.

================================================================================







                                3,000,000 Shares






                              [Webstation.com Logo]






                         -------------------------------

                                   Prospectus

                            __________________, 1999

                         -------------------------------











     Until ______________, 1999, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in the offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in the Registration Statement. All such expenses are estimates except for the SEC registration fee and NASD and Nasdaq National Market filing fees.

     SEC registration fee.......................................   $
     NASD filing fee............................................
     Blue Sky fees and expenses.................................
     Nasdaq National Market.....................................
     Transfer agent and registrar fees..........................
     Accountants' fees and expenses.............................
     Legal fees and expenses....................................
     Printing and engraving expenses............................
     Federal taxes..............................................
     Listing fees...............................................
     Miscellaneous fees.........................................
                                                                   ---------
     Total......................................................   $
                                                                   =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The bylaws of the Registrant provide that the Registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (and "Indemnitee").

     Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, employee, or agent of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys' fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of the Registrant, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if the Indemnitee is adjudged to be liable to the Registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fairly and reasonably entitled to indemnification for such expenses.

     Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant may also advance expenses incurred by former directors and officers and other employees and agents of the Registrant upon such terms and conditions, if any, that the Board of Directors of the Registrant deems appropriate.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On April 14th, 1999 the Registrant issued 650 share of common stock for an aggregate of $51,000 to Stephen Fischer and 350 shares to Soleil Moon Frye pursuant to an exemption from registration under Section 4(2) and/or 4(6) of the Securities Act of 1933. In November an additional 5,697,004 shares were issued to Mr. Fischer and Ms. Frye without further consideration pursuant to a stock split subject to an exemption from registration under the Securities Act of 1933.

     In November, 1999, 301,996 shares of common stock were issued to Maggie Wright pursuant to an employment agreement with Ms. Wright. The shares were valued at approximately $4,530 and issued for services. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

     In November, 1999, 198,750 options to purchase shares of common stock were issued to employees under the company's 1999 Incentive Stock Plan. The options were issued under the exemption from registration under the Securities Act of 1933, provided by Rule 701.

ITEM 16. EXHIBITS.

     (a) EXHIBITS

          Exhibit
          Number                        Exhibits
          ------                        --------

            1         Form of Underwriting Agreement*
            3.1       Restated Certificate of Incorporation of the Registrant*
            3.2       Bylaws of the Registrant*
            4.1       Specimen of Common Stock Certificate* 5 Opinion of
                      Gallagher & Kennedy P.A., a professional association*
            10.1(a)   Executive Employment Agreement dated _________, 1999, by
                      and between Webstation.com, Inc. and Stephen J. Fischer*
            10.1(b)   Executive Employment Agreement dated _________, 1999, by
                      and between Webstation.com, Inc. and Soleil Moon Frye*
            10.2      1999 Incentive Stock Plan*
            23.1      Consent of Gallagher & Kennedy, P.A., a professional
                      association (included in Exhibit 5)*
            23.2      Consent of Toback CPAs, P.C.
            24        Power of Attorney of Directors and Executive Officers
                      (included on the Signature Page of the Registration
                      Statement)
            27        Financial Data Schedule

          ----------
           * To be filed by amendment.

     (b) FINANCIAL STATEMENT SCHEDULES

     The Registrant has not provided any financial statement schedules, because the information called for is not required, or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     * that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     * that for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on November 17, 1999.

                                         WEBSTATION.COM, INC.


                                         By: /s/ Stephen J. Fischer
                                            ------------------------------
                                            Stephen J. Fischer
                                            President


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Stephen J. Fischer and Soleil Moon Frye and each one of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his/her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                        Title                       Date
        ---------                        -----                       ----


/s/ Stephen J. Fischer         Director, President and         November 17, 1999
--------------------------     Chief Financial Officer
     Stephen J. Fischer


/s/ Soleil Moon Frye           Director, Senior Vice           November 17, 1999
--------------------------     President and Secretary
    Soleil Moon Frye

                                 EXHIBIT INDEX

   Exhibit
   Number                             Exhibits
   ------                             --------

    1             Form of Underwriting Agreement*
    3.1           Restated Certificate of Incorporation of the Registrant*
    3.2           Bylaws of the Registrant*
    4.1           Specimen of Common Stock Certificate* 5 Opinion of
                  Gallagher & Kennedy P.A., a professional association*
    10.1(a)       Executive Employment Agreement dated _________, 1999, by
                  and between Webstation.com, Inc. and Stephen J. Fischer*
    10.1(b)       Executive Employment Agreement dated _________, 1999, by
                  and between Webstation.com, Inc. and Soleil Moon Frye*
    10.2          1999 Incentive Stock Plan*
    23.1          Consent of Gallagher & Kennedy, P.A., a professional
                  association (included in Exhibit 5)*
    23.2          Consent of Toback CPAs, P.C.
    24            Power of Attorney of Directors and Executive Officers
                  (included on the Signature Page of the Registration
                  Statement)
    27            Financial Data Schedule

----------
  * To be filed by amendment.